                                                                   Exhibit 10.1












                    POST-PETITION LOAN AND SECURITY AGREEMENT

                       THE CIT GROUP/BUSINESS CREDIT, INC.

                               (AS LENDERS AGENT)


                                       AND


                       THE CIT GROUP/BUSINESS CREDIT, INC.
                                BNY FACTORING LLC
                                       AND
                    ANY TRANSFEREE LENDERS REFERRED TO HEREIN

                                  (AS LENDERS)


                                       AND


                              DEVLIEG-BULLARD, INC.

                                   (BORROWER)






                              DATED: JULY 15, 1999

                                TABLE OF CONTENTS

                                                                                                           Page
SECTION 1.  Definitions...............................................................................       2

SECTION 2.  Conditions Precedent......................................................................      19

SECTION 3.  Revolving Loans...........................................................................      25

SECTION 4.  Term Loans................................................................................      32

SECTION 5.  Letters of Credit.........................................................................      35

SECTION 6.  Collateral................................................................................      38

SECTION 7.  Representations and Warranties............................................................      42

SECTION 8.  Certain Covenants.........................................................................      50

SECTION 9.  Interest, Fees, Expenses and Assignments..................................................      60

SECTION 10.  Powers...................................................................................      65

SECTION 11.  Events of Default and Remedies...........................................................      66

SECTION 12.  Termination..............................................................................      71

SECTION 13.  Indemnification..........................................................................      71

SECTION 14.  Miscellaneous............................................................................      72

SECTION 15.  Agency...................................................................................      77

SECTION 16.  Participations...........................................................................      81

SECTION 17.  Reaffirmation............................................................................      84

EXHIBITS

Exhibit A1   -   Form of Term Loan Note
Exhibit A2   -   Form of Revolving Loans Promissory Note
Exhibit B    -   Form of Opinion of Counsel to the Borrower
Exhibit C    -   Form of Interim Order
Exhibit D    -   Form of Weekly Inventory Report
Exhibit E    -   Form of Assignment and Transfer Agreement
Exhibit F    -   Form of Final Order
Exhibit G    -   Form of Pledge Agreement by Mr. Bradley

Exhibit H  -  Form of Pledge Agreement by Mr. Poole
Exhibit I  -  Form of Guaranty by D.V. Associates L.P.
Exhibit J  -  Form of Trademark Security Agreement
Exhibit K  -  Form of Guaranty by Mr. Bradley
Exhibit L  -  Form of Guaranty by Mr. Poole
Exhibit M  -  Financial Projections


SCHEDULES

Schedule 1(a)     -   Real Estate
Schedule 1(b)     -   Permitted Encumbrances
Schedule 1(c)     -   Permitted Indebtedness
Schedule 1(d)     -   Mortgages
Schedule 1(e)     -   Property Sales to Generate Asset Disposition Proceeds
Schedule 3.5      -   Bank Accounts
Schedule 7.1      -   Corporate Existence
Schedule 7.4      -   Required Consents
Schedule 7.10     -   Subordinated Debt
Schedule 7.12     -   Assets Disposed of Other Than In Ordinary Course
Schedule 7.13     -   Taxes
Schedule 7.14     -   Intellectual Property
Schedule 7.18     -   ERISA
Schedule 8.11(K)  -   Executive Officer Compensation

                THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (hereinafter "CITBC") with offices located at 1211 Avenue of the Americas, New York, New York 10036, and BNY FACTORING LLC, a limited liability company with offices located at 1290 Avenue of the Americas, New York, New York 10104, as the initial Lenders hereunder, and each of the other persons that may become a Transferee hereunder as provided herein, are pleased to confirm the terms and conditions under which each of them, severally, is willing to make term loans and revolving loans, advances and other financial accommodations to DeVlieg-Bullard, Inc., a Delaware corporation, a debtor and debtor-in-possession in a case pending under Chapter 11 of the United States Bankruptcy Code (herein the "Borrower"), with a principal place of business at 1900 Case Parkway S., Twinsburg, OH 44087, and CITBC is pleased to confirm the terms under which it is willing to act as agent for the Lenders in connection with such loans, advances and other financial accommodations.

                             Introductory Statement

                  On July 15, 1999 (the "Filing Date"), the Borrower filed a voluntary petition with the Bankruptcy Court initiating the Case (as defined below) and has continued in the possession of its assets and in the management of its businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

                  The Borrower is a party to that certain Amended and Restated Financing and Security Agreement dated January 17, 1997 among CITBC, as Lenders Agent, and the Lenders identified therein and the Borrower, as amended and supplemented from time to time and certain related security and mortgage or other collateral documents and agreements relating thereto (collectively, the "Pre-Petition Agreements").

                  On the Filing Date, the total amount due and owing to the Lenders from the Borrower under the Pre-Petition Agreements was approximately $26,108,000 (the "Pre-Petition Obligations") of which approximately $4,500,000 was and continues to be owing as Term Loans (as defined in the Pre-Petition Agreements (the "Pre-Petition Term Loans") and approximately $21,608,000 was and continues to be owing as Revolving Loans (as defined in the Pre-Petition Agreements). On the Filing Date the contingent liabilities of CITBC on account of Letter of Credit Guaranties made by it for the Borrower's benefit were, and they continue to be, approximately $1,200,000 (the "Pre-Petition Contingent Liabilities"). The Pre-Petition Obligations of the Borrower to the Lenders are secured by valid, perfected liens on and security interests in substantially all of the real and personal property and interests in such property that the Borrower owned on the Filing Date and may own thereafter, and the products and proceeds thereof, all as set forth in the Pre-Petition Agreements.

                  The Borrower has requested that the Lenders extend a line of credit in an aggregate principal amount not to exceed $30,000,000 to the Borrower. The Lenders have agreed to amend and restate the Pre-Petition Agreements to provide for such a line of credit for the Borrower and to continue to provide financing hereunder (the "Loans") through revolving loans, term loans and assistance in respect of letters of credit, on the terms and conditions set forth below, under a Total Commitment (as defined below) of

$6,000,000 for loans and such assistance which may be made available after entry of the Interim Order (as defined below) and prior to entry of the Final Order (as defined below), or a Total Commitment of $30,000,000 for loans and such assistance which may be made available after entry of the Final Order.

                  The proceeds of the Loans are to be used to provide working capital to finance inventory purchases by, and for other general corporate purposes of, the Borrower, subject to and only to the extent provided in the Budget (as defined below), and, to the extent so provided herein, the repayment of Borrower's Obligations under the Pre-Petition Agreements.

                  To provide security for the repayment of the Loans and payment of the other obligations of the Borrower hereunder and under the other Loan Documents (as defined below), the Borrower has agreed to provide or cause to be provided to the Lenders Agent and the Lenders the following (each as more fully described herein):

                  (a) with respect to the obligations of the Borrower under the Loan Documents, an allowed administrative expense claim in the Case pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in Sections 503(b), 507(b) and 546(c) of the Bankruptcy Code;

                  (b) a perfected first priority lien, pursuant to Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code, upon all of the Collateral, including, without limitation, a first priority priming lien senior to the Tax Liens (as defined below); and

                  (c) with respect to the Pre-Petition Agreements, an order of the Bankruptcy Court authorizing the Borrower to affirm and continue the Pre-Petition Agreements and to authorize the Loans under this Financing Facility to be used to pay off in full the outstanding Indebtedness under the Pre-Petition Agreements.

                  Accordingly, the parties hereto hereby agree as follows:

                  SECTION 1. DEFINITIONS.

                  ACCOUNTS shall mean all of the Borrower's now existing and future: (a) accounts receivable (whether or not specifically listed on schedules furnished to Lenders Agent), and any and all instruments, documents, contract rights, chattel paper, general intangibles relating to such accounts receivable, including, without limitation, all accounts created by or arising from all of the Borrower's sales of goods or rendition of services to its customers, and all accounts arising from sales or rendition of services made under any of the Borrower's trade names or styles, or through any of the Borrower's divisions;
(b) unpaid seller's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (c) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (d) reserves and credit balances arising thereunder; (e) guarantees or collateral for any of the foregoing; (f) insurance policies or rights relating to any of the foregoing; and (g) cash and noncash proceeds of any and all of the foregoing.

                  ADJUSTED COMMITMENT shall mean, in relation to each Lender, the amount identified as such for such Lender on the signature pages hereof or such portion thereof as remains or becomes the Adjusted Commitment of such Lender as a result of any assignment to a Transferee pursuant to Section 9, paragraph 13, of this Financing Agreement.

                  AGENT AND SYNDICATION FEE shall mean the fee due and payable to Lenders Agent for the benefit of the Lenders on the Closing Date in the amount of $150,000.

                  ASSET DISPOSITION PROCEEDS shall mean each amount, if any, payable to the Borrower in respect of the sale of the property identified in
Schedule 1(e), which is property sold by the Borrower before the Filing Date with, in certain cases, and in other cases, without, the consent of Lenders Agent.

                  ASSIGNMENT AND TRANSFER AGREEMENT shall mean an Assignment and Transfer Agreement substantially in the form of Exhibit E hereto, pursuant to which a Lender assigns and a Transferee assumes rights and obligations in accordance with Section 9, paragraph 13(a) of this Financing Agreement.

                  ASSIGNMENT OF CLAIMS ACT shall mean 31 United States Code Annotated Section 3727 and all amendments and supplements thereto and all rules and regulations promulgated thereunder.

                  AVAILABILITY shall mean at any time the excess, as determined by Lenders Agent based upon the Borrower's most recent report to it, of (A) the sum of (a) Eligible Accounts Receivable multiplied by the percentage provided for in clause (B)(1) subparagraph (B) of Section 3, paragraph 1(b), of this Financing Agreement plus (b) Eligible Unbilled Accounts Receivable multiplied by the percentage provided for in clause (B)(2) of subparagraph (B) of Section 3, paragraph 1(b) of this Financing Agreement but not to exceed the limitation set forth therein, plus (c) Eligible Inventory multiplied by the percentage provided for in clause (B)(3) of subparagraph (B) of Section 3, paragraph 1(b) of this Financing Agreement but not to exceed the limitation set forth therein, over (B) the sum of (y) the outstanding aggregate amount of all Revolving Loans of the Borrower plus (z) the maximum amount drawable under the Letters of Credit and the maximum amount guaranteed under the Letter of Credit Guaranties.

                  BALANCE SHEET shall mean a balance sheet for the Borrower prepared in accordance with GAAP.

                  BANKRUPTCY CODE shall mean the United States Bankruptcy Code, as heretofore and hereafter amended, and codified at 11 U.S.C. ss.ss. 101 et seq.



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

                  BANKRUPTCY COURT shall mean the United States Bankruptcy Court for the Northern District of Ohio, or any other court that may have jurisdiction over the Case from time to time.

                  BORROWER shall mean DeVlieg-Bullard, Inc., a Delaware corporation and a debtor and debtor-in-possession.

                  BORROWING BASE shall have the meaning given to the term in
Section 3, paragraph 1(a)(C) of this Financing Agreement.

                  BUDGET shall mean the budget set forth (or to be set forth) in the Business Plan, specifying the Borrower's projected operational cash flow for the period covered (or to be covered) by the Business Plan, by month, on the basis of projected Availability, cash, cash usage, inventory levels and other relevant information, as required by the standard format used by Lenders Agent as previously delivered to the Borrower.

                  BUSINESS DAY shall mean a day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close in New York, New York.

                  BUSINESS PLAN shall mean a business plan for the Borrower for the period of six (6) months beginning on the Filing Date and including (i) the Budget, (ii) the Borrower's projected balance sheet and profit and loss statement and (iii) such other information as is required by the standard business plan format used by Lenders Agent, as previously delivered to the Borrower, all presented in such format.

                  CAPITAL EXPENDITURES shall mean, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period that in conformity with GAAP are required to be included in or reflected by the property, plant or equipment or a similar fixed asset account reflected in the balance sheet of the Borrower and its Subsidiaries.

                  CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Borrower.

                  CARVE-OUT shall have the meaning set forth in paragraph 2 of
Section 6.

                  CASE shall mean the case in respect of the Borrower pending in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

                  CHASE BANK RATE shall mean the rate of interest per annum announced by The Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers.)

                  CLOSING DATE shall mean the date on which this Financing Agreement has been executed and the conditions precedent to the Lenders' obligations to make the initial

Loans to be made by them hereunder (set forth in Section 2, paragraph 1) have been satisfied or waived.

                  CODE shall mean the Internal Revenue Code of 1986, as amended.

                  COLLATERAL shall mean all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles, Real Estate and all other personal property of the Borrower and any other collateral delivered to Lenders Agent or any Lender pursuant to any collateral agreement, including, without limitation, this Financing Agreement, the Patent Security Agreement, the Trademark Security Agreement, each pledge or security agreement to be delivered pursuant to paragraph 1(j) of Section 2 and each other security agreement, if any, requested pursuant to Section 8, paragraph 1 of this Financing Agreement, the payment delivered by the Borrower pursuant to Section 9, paragraph 12(a) and any reserve held as contemplated in Section 4, paragraph (b), of this Financing Agreement and the proceeds of each of the foregoing.

                  COLLATERAL MANAGEMENT FEE shall mean the fee in the amount of $60,000 per annum (for the first year, or portion of a year, of the term of this Financing Agreement) payable to Lenders Agent in accordance with Section 9, paragraph 8, hereof to offset the expenses and costs of Lenders Agent in connection with record keeping, periodic examinations, analyzing and evaluating the Collateral.

                  COLLECTION ACCOUNTS shall mean the Collection Accounts described in Section 3, paragraph 5 of this Financing Agreement.

                  COLLECTION BANK(S) shall mean the Collection Bank(s) described in Section 3, paragraph 5 of this Financing Agreement.

                  COMMITMENT shall, subject to the reductions of Commitment provided for in this Financing Agreement, mean: (i) in relation to each Lender that enters into this Financing Agreement on the date of its execution, (a) the amount identified as the Initial Commitment for such Lender on the signature pages of this Financing Agreement, from and including the date of the entry of the Interim Order and to and including the date that the Final Order authorizes this Financing Agreement and approves the security interests granted hereunder, and grants a Superpriority Claim to secure Loans under this Financing Agreement in an amount of up to $30,000,000 (for all financial accommodations contemplated herein), and (b) from and after the time of such grant on such date, the amount identified as the Adjusted Commitment for such Lender on the signature pages of this Financing Agreement, in each case, subject to adjustment to reflect such Lender's transfer of all or any portion of its Commitment pursuant to Section 9, paragraph 13, of this Financing Agreement, and (ii) in relation to each other Lender, such Lender's Share of the Total Commitment, subject to adjustments to reflect any such transfer by such Lender.

                  COMMITMENT TERMINATION DATE shall mean the earliest of (a) the Final Maturity Date, (b) the Early Termination Date, (c) the date of termination of the Commitments pursuant to Section 11 of this Financing Agreement, (d) the date that is 14



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

days after the Filing Date, if the Interim Order has not been entered by the Bankruptcy Court on or before such date, (e) the date that is 90 days after the Filing Date, if the Lenders Agent has not received each of the agreements and other documents identified in Section 8, paragraph 2, of this Financing Agreement on or before such date in form and substance satisfactory to the Lenders Agent, (f) August 6, 1999, if the Final Order has not been entered by the Bankruptcy Court on or before such date and (g) the date the Final Order is entered by the Bankruptcy Court, if the Obligations of the Borrower under the Pre-Petition Agreements are not satisfied on such date through application of the proceeds of Loans to be made hereunder to Borrower on such date as and to the extent provided herein for any reason other than failure by the Lenders to perform their obligations hereunder to make such Loans or the Lenders Agent's determination that any portion of such proceeds should not be applied to such Obligations under the Pre-Petition Term Loans.

                  CUSTOMARILY PERMITTED LIENS shall mean:

                  (a) liens of local or state authorities for franchise or other like taxes provided the aggregate amounts of such liens shall not exceed $500,000 in the aggregate at any one time;

                  (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (c) deposits made (and the liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; and

                  (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Borrower's Real Estate.

                  D.V. ASSOCIATES shall mean D.V. Associates, L.P.

                  DEFAULT shall mean any event specified in Section 11, paragraph 1, hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.



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

                  DEFAULT RATE OF INTEREST shall mean a rate of interest per annum equal to the sum of: (a) two percent (2%) and (b) the Chase Bank Rate and
(c) the Term Loan Margin, in the case of interest on the principal amount of any Term Loan, and the Revolving Loan Margin, in the case of interest on any Revolving Loan and any other amount that is due and not paid when due hereunder, which each Lender and Lenders Agent shall be entitled to charge the Borrower on all Obligations due to such Lender or Lenders Agent, as the case may be, from the Borrower to the extent provided in Section 2, paragraph 2(j), and Section 11, paragraph 2, of this Financing Agreement.

                  DEVLIEG shall mean DeVlieg-Bullard, Inc., a Delaware corporation, and a debtor and debtor-in-possession under the Bankruptcy Code.

                  DOCUMENTS OF TITLE shall mean all present and future warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and inventory relating thereto and all cash and noncash proceeds of the foregoing.

                  DOLLAR(S) and the sign "$" means lawful money of the United States of America.

                  EARLY TERMINATION DATE shall mean the date on which the Borrower terminates this Financing Agreement or the Revolving Line of Credit if such date is prior to the Final Maturity Date.

                  EARLY TERMINATION FEE shall mean the fee in the amount of $300,000 that the Lenders are entitled to charge the Borrower in the event the Borrower terminates the Revolving Line of Credit or this Financing Agreement on a date prior to the Final Maturity Date.

                  EBIT shall mean, in any period, all earnings of the Borrower before all interest and tax obligations of the Borrower for said period, determined in accordance with GAAP consistently applied.

                  EBITDA shall mean, in any period, all earnings of the Borrower before all interest expense, tax obligations, depreciation expense and amortization expense, determined in accordance with GAAP, consistently applied.

                  ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of the Borrower's accounts receivable that conform to the warranties contained herein and at all times continue to be acceptable to Required Lenders in the exercise of their reasonable business judgment, less, without duplication, the sum of (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and (b) reserves for: (i) sales to the United States of America or to any agency, department or division thereof except where assignment of all resulting accounts receivable due or to become due under a particular contract is made by the Borrower to Lenders Agent and Required Lenders are satisfied that all requirements for compliance with the Assignment of Claims Act and/or other applicable statutes, rules or regulations have been fulfilled, provided that the aggregate amount of accounts receivable described in this exception which shall be permitted to constitute Eligible Accounts Receivable shall not exceed at any one time $1,000,000; (ii) foreign sales other than sales (x) secured by standby letters of credit (in form and substance satisfactory to Required Lenders) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency, or (y) to customers residing in Canada provided such sales otherwise comply with all of the other criteria for eligibility hereunder, are payable in United States currency and such sales do not exceed $2,000,000 in the aggregate at any one time; (iii) accounts that remain unpaid more than ninety
(90) days from invoice date; (iv) contras; (v) sales to any subsidiary, or to any company affiliated with the Borrower in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is
(1) insolvent, (2) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (3) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (4) financially unacceptable to Required Lenders or has a credit rating unacceptable to the Required Lenders;
(viii) all sales to any customer if fifty percent (50%) or more of either (x) all outstanding invoices or (y) the aggregate Dollar amount of all outstanding invoices, are unpaid more than ninety (90) days from invoice date; (ix) any other reasons deemed necessary by Required Lenders in their reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Required Lenders; and (x) an amount representing, historically, returns, discounts, claims, credits and allowances.

                  ELIGIBLE INVENTORY shall mean (i) during the period of seven weeks referred to in Section 3, paragraph 1(a) of this Financing Agreement, work-in-process, to the extent set forth therein; and (ii) at all times, the gross amount of the Borrower's inventory that conforms to the warranties contained herein and which at all times continue to be acceptable to the Required Lenders in the exercise of their reasonable business judgment less any work-in-process, supplies (other than raw material), goods not present in the United States of America, goods returned or rejected by the Borrower's customers other than goods that are undamaged and resalable in the normal course of business, goods to be returned to the Borrower's suppliers, goods in transit to third parties (other than the Borrower's agents or warehouses) and less any reserves required by Required Lenders in their reasonable discretion for special order goods, market value declines and bill and hold (deferred shipment) or consignment sales. Eligible Inventory shall be valued at the lower of cost or market on a first in first out basis.

                  ELIGIBLE UNBILLED ACCOUNTS RECEIVABLE shall mean at any time the then current amount of the Borrower's Unbilled Accounts Receivable where in the case of each Unbilled Account Receivable at least sixty-five percent (65%) of the work required to complete the manufacture of the machine upon which such Unbilled Account Receivable is based is completed, less any Unbilled Accounts Receivable due on account of purchase orders or other contracts entered into before the Filing Date and which are not reconfirmed after the Filing Date by the Borrower and the counterparty, and less any Unbilled Accounts Receivable that either are not acceptable to the Required Lenders in the exercise of their reasonable business judgment, and less any Unbilled Account Receivable that upon completion of the sale of the particular machine creating the

Unbilled Account Receivable such sale will not, for any reason, result in the creation of an Eligible Account Receivable, and less any Unbilled Account Receivable where for any reason the Borrower will be unable to complete the manufacture and delivery of the machine creating such Unbilled Account Receivable in accordance with the terms of the purchase order for such machine any less any portion of any Unbilled Account Receivable in respect of which the Borrower has received a deposit from the relevant customer.

                  EMPLOYEE BENEFIT PLAN shall mean any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in section 3(3) of ERISA, maintained by the Borrower or any ERISA Affiliate with respect to which the Borrower or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.

                  EQUIPMENT shall mean all present and hereafter acquired machinery, equipment, furnishings and fixtures owned by the Borrower, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.

                  ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

                  ERISA AFFILIATE shall mean, with respect to the Borrower, any entity required to be aggregated with the Borrower under Section 414(b), (c),
(m) or (o) of the Code.

                  EVENT(S) OF DEFAULT shall have the meaning provided for in
Section 11 of this Financing Agreement.

                  EXECUTIVE OFFICERS shall mean the Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President(s), Senior Vice President(s), Treasurer, Controller and Secretary of the Borrower and the Responsible Person.

                  FACILITY BORROWING BASE UTILIZATION shall have the meaning given to the term in Section 3, paragraph 1(a) of this Financing Agreement.

                  FACILITY COMMITMENT UTILIZATION shall have the meaning given to the term in Section 3, paragraph 1(a) of this Financing Agreement.

                  FILING DATE shall mean the date the Case was commenced in the Bankruptcy Court.

                  FINAL ORDER shall have the meaning set forth in Section 2, paragraph 2(d).

                  FINAL MATURITY DATE shall mean the first to occur of (a) 180 days after the Filing Date and (b) the date of consummation of a Plan of Reorganization.

                  FINANCING AGREEMENT shall mean this Post-Petition Loan and Security Agreement as further amended, supplemented or modified from time to time.

                  GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

                  GENERAL INTANGIBLES shall mean the Borrower's general intangibles with such term having the meaning set forth in the Uniform Commercial Code as in effect in the State of New York and shall include, without limitation, all present and future right, title and interest in and to all tradenames, trademarks (together with the goodwill associated therewith), patents, licenses, engineers' drawings, customer lists, distribution agreements, supply agreements and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and noncash proceeds thereof.

                  HAZARDOUS SUBSTANCES shall have the meaning set forth in
Section 7, paragraph 19(b), of this Financing Agreement.

                  INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise) or for the deferred purchase price of property, services or assets, other than Inventory, (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized, (c) obligations as guarantor or in any like capacity under any arrangement with respect to liabilities for borrowed money or pursuant to take or pay contracts, or (d) any other obligations (other than deferred taxes) which are required by generally accepted accounting principles to be shown as liabilities on a balance sheet and which are payable or remain unpaid more than one year from the date of determination thereof.

                  INSOLVENCY shall mean, at any particular time, a Multiemployer Plan which is insolvent within the meaning of section 4245 of ERISA.

                  INTERCREDITOR AGREEMENT shall mean the intercreditor agreement dated October 23, 1995, among the Borrower, CITBC, Banc One Capital Partners Corporation, PNC Capital Corp., John G. Poole and Charles E. Bradley, pursuant to which the Subordinated Debt is subordinated to the prior payment and satisfaction of the Borrower's Obligations under the Pre-Petition Agreements, as such agreement may be amended from time to time.

                  INTERIM ORDER shall have the meaning set forth in Section 2, paragraph 1(m).

                  INVENTORY shall mean all of the Borrower's present and hereafter acquired merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production -- from raw materials through work-in-process to finished goods -- and all proceeds thereof of whatever sort.

                  ISSUING BANK shall mean any bank issuing a Letter of Credit for the Borrower.

                  LENDER shall mean each Person identified as a Lender on the signature pages of this Financing Agreement and any Transferee hereunder.

                  LENDERS AGENT shall mean CITBC, or any successor thereof, acting as Agent for the Lender(s) pursuant to this Financing Agreement.

                  LETTER OF CREDIT OR LETTERS OF CREDIT shall mean all letters of credit issued with the assistance of CITBC by any Issuing Bank for or on behalf of the Borrower (whether before or after the Filing Date).

                  LETTER OF CREDIT GUARANTIES shall mean both the guaranties delivered by CITBC to any Issuing Bank, providing for the guaranty of the obligations of the Borrower to such Issuing Bank under the related letter of credit application or reimbursement agreement (or other similar document) between such Issuing Bank and the Borrower and the execution by CITBC as a co-applicant of a letter of credit application or reimbursement agreement (or other similar agreement) with the Borrower for delivery to an Issuing Bank with regard to a Letter of Credit.

                  LETTER OF GUARANTY AGREEMENT shall mean the letter of guaranty agreement dated January 11, 1996 between the Borrower and CITBC.

                  LETTER OF CREDIT GUARANTY FEE shall mean the fee payable to CITBC by the Borrower under Section 9, paragraph 9, of this Financing Agreement for (i) issuing the Letter of Credit Guaranties, or (ii) otherwise aiding the Borrower in obtaining Letters of Credit.

                  LETTER OF CREDIT GUARANTY SHARE shall mean at any time, in relation to each Lender other than CITBC, such Lender's Share of the aggregate face amount of all outstanding Letter of Credit Guaranties at such time and, in relation to CITBC, the aggregate face amount of all outstanding Letter of Credit Guaranties less the sum of the Letter of Credit Guaranty Shares of all the other Lenders at such time.

                  LINE OF CREDIT FEE shall: (i) mean the fee due to the Lenders as provided in Section 9, paragraph 6, calculated in respect of each month for the Revolving Line of Credit, (ii) be determined by multiplying (A) one-half of one percent (0.5%) per annum for the number of days in said month by (B) the amount calculated by (1) subtracting $7,000,000 from the Total Commitment for such month (pro rating appropriately for any change during such month in the Total Commitment) and (2) further subtracting from the result the average daily Revolving Loans of the Borrower for such month, and (iii) be allocable to the Lenders in accordance with their respective Shares during such month.

                  LOAN OR LOANS shall mean, in the aggregate, the Revolving Loans and the Term Loans, including payments made under the Letter of Credit Guaranties which become Revolving Loans as provided herein.

                  LOAN DOCUMENTS shall mean each of this Financing Agreement, each Note, the Mortgages, the Intercreditor Agreement, the Letters of Credit, the Trademark Security Agreement, the Patent Security Agreement, each other security agreement, if any, requested pursuant to Section 8, paragraph 1, of this Financing Agreement, and each guaranty and security or other agreement to be delivered pursuant to Section 2, paragraph 1(j) or Section 8, paragraph 2, of this Financing Agreement.

                  LOAN FACILITY FEE shall mean the fee due and payable to Lenders Agent on the Closing Date in the amount of $300,000 pursuant to Section 9, paragraph 7.

                  MANDATORY PREPAYMENT shall mean each amount of a Revolving Loan or a Term Loan that the Borrower must prepay immediately upon demand as provided in Section 3, paragraph 1(e) or Section 4, paragraph 1(b), of this Financing Agreement.

                  MONTHLY DATE means the last Business Day of each month.

                  MORTGAGE shall mean each of the mortgages and spreaders, or deeds of trust, deeds to secure debt or other similar documents, as the case may be, identified in Schedule 1(d) on the Real Estate described on Schedule 1(a) executed or to be executed by the Borrower or any Subsidiary of the Borrower, as the case may be, to Lenders Agent at any time and in connection with the Pre-Petition Agreements or this Financing Agreement, as the same may be amended, supplemented or otherwise modified from time to time; collectively, "Mortgages."

                  MULTIEMPLOYER PLAN shall mean a plan which is a multiemployer plan as defined in Section 3(37) of ERISA.

                  NOTE shall mean each Revolving Loan Promissory Note and each Term Loan Promissory Note.

                  NOTICE OF BORROWING shall mean a notice described in Section 3, paragraph 1(c), of this Financing Agreement including all the information and statements specified in that provision.

                  OBLIGATIONS shall mean all loans and advances made or to be made by CITBC or any other Lender to the Borrower or to others for the Borrower's account; any and all indebtedness and obligations which may at any time be owing by the Borrower to Lenders Agent or CITBC or any other Lender howsoever arising, whether now in existence or incurred by the Borrower from time to time hereafter, whether secured by pledge, lien upon or security interest in any of the Borrower's assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Borrower is liable to Lenders Agent or CITBC or any other Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise.

Obligations shall also include indebtedness owing to Lenders Agent or CITBC or any other Lender by the Borrower under this Financing Agreement, the Pre-Petition Agreements or under any other agreement or arrangement now or hereafter entered into between the Borrower and Lenders Agent or CITBC or such other Lender; indebtedness or obligations incurred by, or imposed on, Lenders Agent or CITBC or any other Lender as a result of environmental claims (other than as a result of actions of CITBC or such other Lender, as the case may be) arising out of the Borrower's operation, premises or waste disposal practices or sites; the Borrower's liability to Lenders Agent or CITBC or any other Lender as maker or endorser on any promissory note or other instrument for the payment of money; the Borrower's liability to Lenders Agent or CITBC or any other Lender under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which Lenders Agent or CITBC or such other Lender may make or issue to others for the Borrower's account, including any accommodation extended with respect to applications for Letters of Credit entered into in connection with this Financing Agreement, the Lenders Agent's or CITBC's or any other Lender's acceptance of drafts or the Lenders Agent's or CITBC's or any other Lender's endorsement of notes or other instruments for the Borrower's account and benefit.

                  OFFICER'S CERTIFICATE shall mean a certificate signed in the name of the Borrower by one of its Executive Officers satisfactory to Lenders Agent.

                  OPERATING LEASES shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

                  OUT-OF-POCKET EXPENSES shall mean all of the Lenders Agent's or any Lender's present and future expenses incurred in connection with the preparation and execution of and closing under this Financing Agreement and amendments, supplements and modifications of or waivers of any condition of, this Financing Agreement, the enforcement of any rights of Lenders Agent or any Lender under this Financing Agreement and all other documents entered into in connection with this Financing Agreement, the perfection and maintenance of liens and security interests in favor of Lenders Agent or any Lender pursuant to this Financing Agreement, the cost of record searches, all costs and expenses incurred by Lenders Agent or any Lender in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on Lenders Agent or any Lender due to "insufficient funds" of deposited checks and Lenders Agent's or any Lender's, as the case may be, standard fee relating thereto, any amounts paid by Lenders Agent or any Lender, as the case may be, incurred by or charged to Lenders Agent or any Lender by the Issuing Bank under any Letter of Credit Guaranty or any of the Borrower's reimbursement agreements, application for letter of credit or other like document which pertain either directly or indirectly to such Letter of Credit, special counsel fees, local counsel fees, title insurance premiums, real estate survey costs, fees and taxes relative to the filing of financing statements, costs of preparing and recording mortgages/deeds of trust against the Real Estate and all expenses, costs and fees set forth in Section 9, paragraph 3, of this Financing Agreement, and all expenses of each Lender and Lenders Agent incurred by such Lender or Lenders Agent (including reasonable counsel fees) in connection with the enforcement of any rights of such Lender or Lenders Agent under this Financing Agreement and all other documents entered into in connection with this Financing Agreement, including, without limitation, reasonable fees and expenses of Lenders Agent's counsel retained to document these transactions, to appear in and monitor the Case, and to enforce any rights hereunder, all of which shall be payable (a) to Lenders Agent (for allocation as appropriate among Lenders Agent and the Lenders) monthly by the Borrower as provided in Section 9, paragraph 5, and (b) at such other times as the relevant Out-of-Pocket Expenses are incurred, upon demand.

                  OVERADVANCE shall mean, at any time, the aggregate principal amount of (i) all Revolving Loans, (ii) all Pre-Petition Obligations other than Pre-Petition Term Loans and (iii) all Letter of Credit Guaranties, to the extent such aggregate principal amount exceeds the Borrowing Base at such time.

                  OVERADVANCE FACILITY shall mean the portion of the facility provided by this Financing Agreement under which the Borrower may be entitled to borrow or to continue to have outstanding any Overadvances.

                  PATENT SECURITY AGREEMENT shall mean the patent security agreement identified in Schedule 7.14, which is one of the Pre-Petition Agreements, as the same may be amended or modified from time to time.

                  PBGC shall mean Pension Benefit Guaranty Corporation.

                  PENSION PLAN shall mean any Employee Benefit Plan which is a "pension plan" within the meaning of Section 3(2) of ERISA.

                  PERMITTED ENCUMBRANCES shall mean: (i) liens described on
Schedule 1(b) hereto existing on the Filing Date, and liens expressly permitted, or consented to, by Required Lenders in writing; (ii) Customarily Permitted liens; (iii) liens granted Lenders Agent, CITBC or any other Lender by the Borrower; and (iv) liens for taxes not yet due and payable or which are being diligently contested in good faith by the Borrower by appropriate proceedings and which liens are not (x) senior to the liens of Lenders Agent, CITBC or any other Lender or (y) for taxes due the United States of America; provided, however, that in no event shall Permitted Encumbrances include the Tax Liens.

                  PERMITTED INDEBTEDNESS shall mean: (i) Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor; (ii) Indebtedness of the Borrower which is subordinated to the prior payment and satisfaction of the Borrower's Obligations to Lenders Agent, CITBC and any Transferees by means of the Intercreditor Agreement; (iii) Indebtedness arising under this Financing Agreement; (iv) deferred taxes and other expenses incurred in the ordinary course of business; (v) other Indebtedness existing on the date of this Agreement and listed in Schedule 1(c); (vi) Capital Leases, provided the amount thereof shall not exceed $1,500,000 in the aggregate outstanding at any one time.

                  PERSON shall mean and include an individual, a corporation, an association, a partnership, a trust estate, a government or any department or agency thereof.

                  PLAN OF REORGANIZATION shall mean a plan of reorganization filed in the Case.

                  POST-PETITION LOAN DOCUMENT means each Loan Document entered into after the Filing Date.

                  PRE-PETITION AGREEMENTS shall have the meaning set forth in the Introductory Statement to this Financing Agreement.

                  PRE-PETITION COLLATERAL shall mean any and all property of the Borrower or any interest therein which, prior to the Filing Date, was assigned and/or pledged to CITBC, as Lenders Agent under the Pre-Petition Agreements, as security or on which CITBC, in that capacity, now has a lien, including, without limitation, the items and types of real and personal property referred to in the Pre-Petition Agreements.

                  PRE-PETITION CONTINGENT LIABILITIES shall have the meaning given to such term in the Introductory Statement.

                  PRE-PETITION OBLIGATIONS shall have the meaning given to such term in the Introductory Statement.

                  PRE-PETITION PAYMENT shall mean a payment prior to the Filing Date (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Indebtedness outstanding before the Filing Date or trade payables arising from the purchase of Inventory not otherwise permitted to be paid under this Financing Agreement.

                  PRE-PETITION TERM LOANS shall mean the Pre-Petition Obligations identified as such in the Introductory Statement, to the extent they remain outstanding from time to time.

                  PROCEEDS shall mean "proceeds", as such term is defined in the UCC and, to the extent not included in such definition, shall include, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty, guaranty or letter of credit payable to the Borrower, from time to time with respect to any of the Collateral, (b) all payments (in any form whatsoever) paid or payable to the Borrower from time to time in connection with any taking of all or any part of the Collateral by any governmental authority or any Person acting under color of governmental authority, (c) all judgments in favor of the Borrower in respect of the Collateral and (d) all other amounts from time to time paid or payable or received or receivable under or in connection with any of the Collateral.

                  QUARTERLY DATE means each January 31, April 30, July 31 and October 31.

                  REAL ESTATE shall mean all of the Borrower's fee and/or leasehold interests in the real property which has been, or will be, encumbered, mortgaged, pledged or assigned to Lenders Agent, CITBC or any other Lender or its designee.

                  REORGANIZATION shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization under section 4241 of ERISA.

                  REPORTABLE EVENT shall mean an event described in section 4043 of ERISA or in the regulations thereunder.

                  REQUIRED LENDERS shall mean at any time the Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Revolving Loans and the Term Loans taken together or, if no Revolving Loans or Term Loans are then outstanding, the Lenders having at least 66-2/3% of the aggregate of the Commitments. In calculating the outstanding Revolving Loans, the Term Loans and the Commitment of each Lender for purposes of this definition of "Required Lenders," (1) each Lender (other than CITBC) shall be deemed to have a portion of the total Revolving Loans of CITBC created as a result of payments under the Letter of Credit Guaranties equal to that Lender's Share of all such payments and CITBC shall be deemed to have a portion of such Revolving Loans created as a result of payments under the Letter of Credit Guaranties equal to 100% minus the sum of the Shares of the other Lenders.

                  RESPONSIBLE PERSON shall mean the Responsible Person identified in Section 2, paragraph 1(s), of this Financing Agreement whose appointment shall be approved by the Bankruptcy Court within five (5) days of the Filing Date.

                  REVOLVING LINE OF CREDIT shall mean the commitments of the Lenders to make loans and advances pursuant to Section 3 of this Financing Agreement, on the terms and subject to the conditions set forth herein, to the Borrower in a maximum outstanding principal amount of up to $30,000,000 or such lower amount as may be applicable pursuant to Section 3 of this Financing Agreement (whether in connection with outstanding Term Loans or otherwise).

                  REVOLVING LOAN MARGIN shall have the meaning given to such term in Section 9, paragraph 1.

                  REVOLVING LOAN shall mean each loan or advance made (or, as the context may require, to be made) to the Borrower from time to time pursuant to Section 3, paragraph 1, of this Financing Agreement, including, without limitation Overadvances, plus any amounts drawn on the Letter of Credit Guaranties.

                  REVOLVING LOANS PROMISSORY NOTE shall mean, in relation to each Lender, a promissory note, in the form of Exhibit A2 attached hereto, delivered by the Borrower to the applicable Lender to evidence the Revolving Loans of such Lender.

                  SHARE shall mean with respect to each Lender in relation to any amount at any time, the portion of such amount determined by multiplying it by a fraction, the numerator of which is such Lender's Commitment at such time and the denominator of which is the Total Commitment at such time (or, if at such time the Total Commitment has been reduced to zero, the portion of such amount determined as provided above in this definition as of the time immediately preceding the reduction).

                  STATUTORY LIENS shall mean collectively the lien in favor of the Pension Benefit Guaranty Corporation created by a filing on or about July 1, 1999, in Cuyahoga County, Ohio, to secure a claim in the amount of $1,060,739.00 and any other liens in respect of which any governmental entity or agency has effected a filing at any time before the commencement of the Case.

                  SUBORDINATED DEBT shall mean (1) the debt of the Borrower due pursuant to the Investment Agreement dated May 25, 1994 among Allied Investment Corporation, Allied Investment Corporation II, Allied Capital Corporation II, Banc One Capital Partners Corporation, and PNC Capital Corp., as amended by a First Amendment to Investment Agreement dated as of October 23, 1995 and a Second Amendment to Investment Agreement dated April 12, 1996, which has been subordinated pursuant to the Intercreditor Agreement, to the prior payment and satisfaction of the Obligations of the Borrower to the Lender, (2) such Investment Agreement, as so amended by such First Amendment to Investment Agreement dated as of October 23, 1995, and (3) the Credit Support Agreement dated as of October 23, 1995, between the Borrower and CPS Holdings, Inc.

                  SUBSIDIARY shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

                  SUPERPRIORITY CLAIM shall mean a perfected first priority claim pursuant to Section 364(c)(1) of the Bankruptcy Code.

                  TAX LIENS shall mean the Statutory Liens.

                  TERM LOAN shall mean each loan made (or, as the context may require, to be made) to the Borrower pursuant to Section 4, paragraph 1(a).

                  TERM LOAN MARGIN shall have the meaning given to such term in
Section 9, paragraph 2.

                  TERM LOAN PROMISSORY NOTE shall mean, in relation to each Lender, each promissory note, in the form of Exhibit A-1 attached hereto, delivered by the Borrower to such Lender to evidence any of such Lender's Term Loans.

                  TOTAL COMMITMENT shall mean the aggregate of the Initial Commitments of the Lenders, until such time as the Lenders' respective Commitments have increased to their Adjusted Commitments hereunder as contemplated in the definition of the term "Commitment" in this Section 1 and, thereafter, the aggregate of the Adjusted Commitments of the Lenders, in each case as such Commitments may be reduced as provided herein. "Total Commitment" shall be understood to include (and not to be in addition to) the Total Overadvance Facility Commitment and the Total Term Loan Commitment.

                  TOTAL OVERADVANCE FACILITY COMMITMENT shall mean a portion of the Total Commitment, which is: (i) from the Closing Date to the earlier of (a) the date the Bankruptcy Court enters the Final Order or (b) the Commitment Termination Date, $4,100,000; and (ii) if the Final Order is entered on or before August 6, 1999 (and so long as the Commitment Termination Date has not occurred): (a) from the time the Final Order is entered by the Bankruptcy Court through August 30,1999, $2,000,000; (b) from August 31, 1999 through September 29, 1999, $1,000,000; (c) from September 30, 1999 through October 30, 1999,
$750,000; (d) from October 31, 1999 through November 29, 1999, $500,000; and (e)
from November 30, 1999 through December 30, 1999, $250,000.

                  TOTAL TERM LOAN COMMITMENT shall mean the amount determined by subtracting the aggregate principal amount of the Pre-Petition Term Loans outstanding at the time of such determination from: (i) beginning on the date that the Bankruptcy Court enters the Final Order through the time when the initial Term Loans are made, $7,000,000, and (ii) thereafter, at any time, such lesser amount as remains after subtracting from $7,000,000 the aggregate principal amount of all Term Loans previously made hereunder.

                  TRADEMARK SECURITY AGREEMENT shall meaning the agreement identified as such term in Section 8, paragraph 2 of this Financing Agreement, as the same may be amended or modified from time to time.

                  TRANSFEREE shall have the meaning set forth in Section 9, paragraph 13(b) to this Financing Agreement.

                  UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

                  UNBILLED ACCOUNT RECEIVABLE means, once at least twenty-five percent (25%) of work required to complete the manufacture of a machine subject to a specific purchase order for such machine has been completed, an amount equal to the gross account receivable that will be generated upon completion of such particular machine multiplied by a fraction the numerator of which is a percentage (expressed as a decimal) equal to the percentage of work that has been completed on such machine at the time of determining such Unbilled Account Receivable and the denominator of which is one less any offsetting accrual or liability.

                  WEEKLY INVENTORY REPORT shall mean the report in the form of Exhibit D hereto, to be (i) delivered by the Borrower to Lenders Agent on or before the second Business Day of each week in respect of the prior week or (ii) if a Notice of Borrowing is delivered on a Monday, to be delivered at or before the time of delivery of such Notice of Borrowing.

                  SECTION 2. CONDITIONS PRECEDENT. The obligation of each Lender to make loans hereunder on any date shall be subject to satisfaction of each of the applicable conditions precedent set forth in paragraph 1 and paragraph 2 of this Section 2. References below in any part of this Section 2 to sufficient copies of any document shall be understood to mean one copy each for Lenders Agent, counsel for Lenders Agent and each of the Lenders, and whether or not so specified below in any part of this Section 2, all documents to be delivered and other conditions to be met pursuant to this Section 2 must be so delivered or met in form and substance satisfactory to Lenders Agent.

                  1. CONDITIONS PRECEDENT TO LOANS ON THE CLOSING DATE. The obligation of each Lender to make loans hereunder on the Closing Date is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent (at the respective times specified below, where applicable).

                  (a) EXAMINATION & VERIFICATION. Required Lenders shall have completed to the satisfaction of Required Lenders an examination and verification of the Accounts, Inventory, books and records of the Borrower as to matters that Lenders Agent learns of after its execution of this Financing Agreement.

                  (b) OPINIONS. Lenders Agent shall have received opinions of counsel for the Borrower, substantially in the appropriate form set forth in Exhibit B, addressed to Lenders Agent and the Lenders and satisfactory to Lenders Agent, opining, inter alia, that, subject to the (a) filing, priority and remedies provisions of the Uniform Commercial Code, (b) the equity powers of a court of law and (c) such other matters as may be agreed to by Lenders Agent: this Financing Agreement, the other Loan Documents to which the Borrower is a party, and the Pre-Petition Agreements of the Borrowers (x) are valid, binding and enforceable according to their terms, (y) are duly authorized and (z) do not violate any terms, provisions, representations or covenants in the charter or bylaws of the Borrower or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Borrower is a signatory or by which the Borrower or its assets are bound, except for a limit on Indebtedness that the Borrower may incur without the consent of the holders of certain Subordinated Debt, as previously disclosed to Lenders Agent and the Lenders.

                  (c) ADDITIONAL DOCUMENTS. The Borrower shall have executed and delivered to Lenders Agent all Loan Documents and such other documents as may be necessary to consummate the lending arrangement contemplated herein between the Borrower and the Lenders in a form satisfactory in all respects to Lenders Agent and its counsel.

                  (d) BOARD RESOLUTION. Lenders Agent shall have received sufficient copies of the resolutions of the Board of Directors of the Borrower authorizing (i) the commencement of the Case and all other transactions in connection therewith and (ii) the execution, delivery and performance of this Financing Agreement, the other Loan Documents to which the Borrower is a party, and any other related agreements to which the Borrower is a party, in each case certified by the Secretary or Assistant Secretary of the

Borrower as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Borrower as to the incumbency and signature of the officers of the Borrower executing this Financing Agreement or who may execute any such other Loan Document or related agreement and any certificate or other documents to be delivered by it pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                  (e) CORPORATE ORGANIZATION. Lenders Agent shall have received
(i) sufficient copies of the certificate of incorporation of the Borrower certified by the Secretary of State of its incorporation, and (ii) a copy of the bylaws (as amended through the Closing Date) of the Borrower certified by the Secretary or Assistant Secretary of the Borrower.

                  (f) OFFICER'S CERTIFICATE. Lenders Agent shall have received sufficient copies of an executed Officer's Certificate of the Borrower, satisfactory in form and substance to Lenders Agent, certifying that (i) the representations and warranties contained herein are true and correct on and as of the Closing Date; (ii) the Borrower is in compliance with all of the terms and provisions set forth herein and in the other Loan Documents to which it is a party; and (iii) no Event of Default, or event which, with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred.

                  (g) DISBURSEMENT AUTHORIZATION. The Borrower shall have delivered to Lenders Agent all information necessary for Lenders Agent to issue wire transfer instructions on behalf of the Borrower for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including, but not limited to, disbursement authorizations in form acceptable to Lenders Agent.

                  (h) FEES AND EXPENSES. On the Closing Date, the Borrower shall have reimbursed Lenders Agent and the Lenders for all Out-of-Pocket Expenses for which a request for payment shall have been made on or prior to the Closing Date and shall have paid the Collateral Management Fee, the Loan Facility Fee and the Agent and Syndication Fee.

                  (i) THE REVOLVING LOANS PROMISSORY NOTES. Lenders Agent shall have received for each Lender the Revolving Loans Promissory Notes that are to evidence the Revolving Loans to be made by such Lender, each duly executed and delivered by the Borrower with all blanks appropriately filled in.

                  (j) PLEDGE REAFFIRMATIONS. Lenders Agent shall have received the following:

                  (i) a reaffirmation of pledge agreement of Charles E. Bradley, Sr., in the form of the agreement annexed hereto as Exhibit G, executed by Mr. Bradley, and

                  (ii) a reaffirmation of pledge agreement of John G. Poole, in the form of the agreement annexed hereto as Exhibit H, executed by Mr. Poole, all securing or supporting the pre-petition and post-petition Obligations due Lenders Agent and the Lenders.

                  (k) PROJECTIONS. Lenders Agent shall not have received notice from the Borrower of any changes in the financial projections annexed hereto as Exhibit M.

                  (l) PROCEEDINGS. On or prior to the Closing Date, if any corporate or other proceedings other than the resolution referred to in subparagraph (d) above in this Section 2, paragraph 1, have been taken or are required to be taken in connection with the transactions contemplated hereby and by the other Loan Documents to which the Borrower is, or is to be, a party, Lenders Agent shall have received sufficient copies of counterpart originals or certified or other copies of evidence that such proceedings have occurred, satisfactory in form and substance to Lenders Agent. Whether or not any such other proceedings have been taken or are required will be determined by reference to the Officer's Certificate and legal opinions to be delivered as provided above in this Section 2, paragraph 1.

                  (m) INTERIM ORDER. By the time of the making of the initial Loans Lenders Agent shall have received a certified copy (or other evidence satisfactory to it) of an order of the Bankruptcy Court entered substantially in the form of Exhibit C (the "Interim Order") among other things approving the Loan Documents and granting the Superpriority Claim status and liens described in Section 6, paragraph 2, including, without limitation, a first priority priming lien senior to the Tax Liens pursuant to Bankruptcy Code section 364(d)(1), and granting protection to Lenders Agent and each Lender under Bankruptcy Code section 364(e), which (i) shall have been entered upon an application of the Borrower satisfactory in form and substance to Lenders Agent, on such notice as the Bankruptcy Court may require, (ii) shall be in full force and effect, and (iii) shall not have been stayed, reversed, modified or amended in any respect and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of such Loans nor the performance by the Borrower of any of its obligations hereunder or under any of the other Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

                  (n) LOCK BOX AGREEMENTS. The Borrower's current lock box agreement and related arrangements for each of its cash concentration accounts shall remain in effect to the satisfaction of Lenders Agent.

                  2. CONDITIONS PRECEDENT TO EACH LOAN TO BE MADE ON OR AFTER THE CLOSING DATE. The obligations of each Lender to make each Loan hereunder shall be subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan, the following further conditions precedent; provided, however, that the conditions set forth in the subparagraphs of this Section 2, paragraph 2, indicated below in this proviso shall apply only to Loans with scheduled or requested funding dates after or, where so indicated, on, the dates indicated below, or to the specific Loans indicated, at the times indicated: subparagraph d -- Loans on or after August 6, 1999; subparagraph f and, to the extent related to the documents required in subparagraph f, subparagraph h -- Loans on or after the date that is 90 days after the Filing Date;

subparagraph i -- Loans on or after the date that is one week after the Filing Date; subparagraph j -- Loans after July 15, 1999; subparagraph k --Loans after the date that is two weeks after the Filing Date; subparagraph p --Term Loans, before their respective borrowing dates; subparagraph q -- Loans on or after the date on which the Bankruptcy Court enters the Final Order.

                  (a) REPRESENTATIONS AND WARRANTIES. All the representations and warranties contained in this Financing Agreement and in each other Loan Document or other agreement entered into in connection herewith shall be true and correct in all material respects on and as of the date of providing such Loan as though made on and as of such date, except representations and warranties made with respect to a specified earlier date in which case such representation and warranty shall be correct on and as of such specified earlier date.

                  (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing, or could result from providing such Loan.

                  (c) INTERIM ORDER. The Interim Order shall be in full force and effect and shall not have been stayed, revised, modified or amended in any respect.

                  (d) FINAL ORDER. A Final Order approving the financing contemplated in this Financing Agreement (the "Final Order"), in substantially the form attached hereto as Exhibit F, shall have been entered by the Bankruptcy Court no later than August 6, 1999. On the date of funding of such Loan, the Final Order shall be in full force and effect and shall not have been revised, stayed, modified or amended except for such modifications and amendments agreed to by Lenders Agent. Unless Lenders Agent shall have joined in or expressly consented in writing to the same, there shall be no motion pending: (i) to revise, modify or amend the Final Order or (ii) to permit any administrative expense or unsecured claim against the Borrower existing or hereafter arising, of any kind or nature whatsoever, to have administrative priority as to the Borrower equal or superior to the priority of Lenders Agent and the Lenders in respect of the Obligations, except for the Carve-Out, or (iii) to grant or permit the grant of a lien on any property or assets of the Borrower.

                  (e) OFFICER'S CERTIFICATE. Upon the request of any Lender, the Borrower shall have executed and delivered to Lenders Agent sufficient copies of an Officer's Certificate of the Borrower stating that the conditions set forth in this Section 2, paragraphs 2(a) and 2(b), have been satisfied as of the date of the requested Loan.

                  (f) DELIVERY OF GUARANTIES AND SECURITY DOCUMENTS. Lenders Agent shall have received each of the agreements and other documents referred to in Section 8, paragraph 2, of this Financing Agreement, as well as the collateral (if any) to be delivered thereunder, together with such evidence of the power and authority to execute such agreement, in the case of any agreement executed by D.V. Associates, and a specimen of the signature of each person executing any such agreement on behalf of D.V. Associates and an opinion of counsel for D.V. Associates addressed to Lenders Agent and the

Lenders relating to such agreement as to such matters as Lenders Agent may request, all in form and substance satisfactory to Lenders Agent.

                  (g) DAILY POSITION REPORTS; WEEKLY INVENTORY REPORTS. The Borrower shall have delivered to Lenders Agent, before the time for funding of each Loan, (1) in respect of the last day preceding the proposed funding day which was not a Saturday, a Sunday or a business holiday for the Borrower, in the format and with the detail required by Lenders Agent, information regarding sales for such preceding day and data and changes affecting Availability; and
(2) the most recent Weekly Inventory Report due from the Borrower as indicated in the definition of that term, to enable the Lenders to determine whether the requested Loan from each Lender may be made consistent with the limitations in this Financing Agreement. Required Lenders shall have completed to the satisfaction of Required Lenders an examination and verification of the Accounts, Inventory, books and records of the Borrower as to matters that Lenders Agent learns of after the time of making of the then most recently made Loans.

                  (h) PROCEEDINGS. To the extent not already taken on or prior to the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and by the other Loan Documents (including the Loan Documents referred to in Section 2, paragraph f), and all documents incident thereto shall be satisfactory in form and substance to Required Lenders, and each of Lenders Agent and Lenders shall have received all such counterpart originals or certified or other copies of such documents as each of them may reasonably request.

                  (i) PROJECTIONS. If the projections delivered to Lenders Agent by the Borrower on or before the Closing Date do not include all the projections required to be included in the Business Plan, Lenders Agent shall have received the Business Plan setting forth all such financial projections as well as all other information required hereunder to be set forth in the Business Plan, not later than one week after the Filing Date.

                  (j) LOCK BOX AGREEMENTS. The Borrower's lock box agreement and related arrangements in effect on the Filing Date for each of its cash concentration accounts shall have been modified or replaced so as to be in form and substance satisfactory to Lenders Agent, with the bank currently maintaining such accounts or another financial institution satisfactory to Lenders Agent, not later than July 15, 1999. In the event the Borrower is unable or fails to comply with this requirement, it shall be deemed an Event of Default hereunder, and Lenders Agent may in its discretion charge the Default Rate of Interest.

                  (k) LIEN SEARCHES. Lenders Agent shall have received tax and judgment searches satisfactory to Lenders Agent for all locations presently occupied or used by the Borrower not later than the date that is two weeks after the Filing Date.

                  (l) UCC FILINGS AND MORTGAGES. Any documents (including without limitation, financing statements and/or Mortgages) which Lenders Agent, in its reasonable judgment, deems necessary to be filed in order to create or continue, in favor of Lenders

Agent, a first and exclusive perfected security interest in the Collateral for its benefit and the benefit of the Lenders with respect to which a security interest may be perfected by a filing under the Uniform Commercial Code or with respect to Mortgages, applicable state and local law, shall have been properly filed in each office in each jurisdiction Lenders Agent deems necessary in order to create or continue in favor of Lenders Agent a perfected lien on the Collateral. Lenders Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, Lenders Agent shall have received other evidence satisfactory to Lenders Agent that all such filings have been made); and Lenders Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full. As of the date of execution of this Financing Agreement, Lenders Agent acknowledges that no such documents are required (without prejudice to its right subsequently to determine that any such documents may be required in connection with a change in circumstances or disclosure to it of facts not known by it on the date of this Financing Agreement).

                  (m) TITLE INSURANCE POLICIES. The existing mortgagee's title policy or marked-up unconditional binder for insurance under such a policy in respect of each Mortgage or deed of trust constituting a Pre-Petition Agreement shall continue to (i) provide the amount of coverage provided on the date of this Financing Agreement, (ii) insure that the Mortgage or deed of trust insured thereby creates a valid first lien on the property covered by such Mortgage or deed of trust, free and clear of all defects and encumbrances except those acceptable to Lenders Agent; (iii) name Lenders Agent as the insured thereunder; and (iv) contain such endorsements and effective coverage as they do on the date of this Financing Agreement. Lenders Agent acknowledges that this condition does not require the delivery by the Borrower of any documentation.

                  (n) CASUALTY INSURANCE. The casualty insurance policies listing Lenders Agent as loss payee or mortgagee, as the case may be, previously delivered to Lenders Agent in connection with the Pre-Petition Agreements shall remain in full force and effect, all as set forth in paragraph 6(a) of Section
8. As of the date of execution of this Financing Agreement, Lenders Agent acknowledges that this condition is satisfied (without prejudice to its right subsequently to determine that this condition has ceased to be satisfied in connection with a change in circumstances or disclosure to it of facts not known by it on the date of this Financing Agreement).

                  (o) RESPONSIBLE PERSON. On or before the Closing Date the Bankruptcy Court shall have entered an order authorizing the appointment of John Haggerty of Argus Management Corporation, or another Person satisfactory to Lenders Agent, as a Responsible Person to operate the Borrower's business under the supervision of the Bankruptcy Court and such Responsible Person shall have been appointed and retained by the Borrower not later than the date indicated in the definition of "Responsible Person" in Section 1 of this Financing Agreement; and thereafter, at the proposed time for any Loan hereunder, a Responsible Person appointed and retained by Borrower pursuant to an order of the Bankruptcy Court (whether or not the initial such order) shall continue to be operating the Borrower's business under the supervision of the Bankruptcy Court.

                  (p) THE TERM LOAN PROMISSORY NOTES. At or before the time at which any of the Term Loans are to be made hereunder, Lenders Agent shall have received for each Lender the Term Loan Promissory Note that is to evidence the Term Loan to be made by such Lender on such date, each duly executed and delivered by the Borrower with all blanks appropriately filled in, provided the amount of such Term Loan has been identified by notice given to the Borrower not later than the Business Day before the date such Loan is to be made. (Any Term Loan Promissory Notes that the Borrower is not required by this provision to deliver on the date of the making of such Term Loan shall be delivered by the Borrower promptly after it receives notice from Lenders Agent of how such Notes shall be completed.)

                  (q) OPINIONS. Lenders Agent shall have received, on the date the Final Order is entered by the Bankruptcy Court, opinions of counsel for the Borrower in the appropriate form set forth in Exhibit B, addressed to Lenders Agent and the Lenders and satisfactory to Lenders Agent.

                  3. DEEMED REPRESENTATION. Each delivery of a Notice of Borrowing by the Borrower requesting a Loan (and the making of each Loan made pursuant to Section 3, paragraph g, and Section 4, paragraph (a)) shall constitute a representation and warranty that the statements contained in
Section 2, paragraph 2(a) hereof are true and correct both on the date of such delivery and, unless the Borrower otherwise notifies Lenders Agent prior to the receipt of such Loan, as of the date of the providing of such Loan.

                  SECTION 3. REVOLVING LOANS.

                  1. (a) Each Lender agrees, subject to the terms and conditions of this Financing Agreement, from time to time from and including the Closing Date to and including the Commitment Termination Date to make loans and advances to the Borrower in Dollars, in the amounts and on the borrowing dates specified by Notice of Borrowing given in accordance with paragraph 1(c) of this Section 3 and as provided in paragraph 1(g) of this Section 3, in an aggregate principal amount at any time outstanding that, subject to subparagraph b of this Section 3, paragraph 1, shall not exceed such Lender's Share of the lesser of

                  (i) the amount determined by subtracting the Facility Commitment Utilization at such time from such Lender's Commitment at such time and

                  (ii) the amount determined by subtracting the Facility Borrowing Base Utilization at such time from such Lender's Share of the sum of the Borrowing Base at such time and the Total Overadvance Facility Commitment.

For this purpose,
         first:

                      (A) the "Facility Commitment Utilization" at any time in
              relation to each Lender and the proposed making of a Revolving Loan pursuant to this Section 3, paragraph 1(a), shall (subject to the remainder of this paragraph 1(a)) be determined to be the sum of the following:

                      (1) such Lender's Letter of Credit Guaranty Share at such
              time; plus

                      (2) the aggregate principal amount outstanding at such
              time of such Lender's Revolving Loans, and, if the Facility Commitment Utilization is being determined after such Lender's Commitment has become its Adjusted Commitment, the aggregate principal amount of all Pre-Petition Obligations owing at the time to such Lender; plus

                      (3) such Lender's Term Loans and, if the Facility
              Commitment Utilization is being determined at a time when such Lender's Commitment has become its Adjusted Commitment and any Total Term Loan Commitment remains, its Share of the Total Term Loan Commitment (but without double counting any amount already included as a Pre-Petition Term Loan covered by the preceding subparagraph); plus

                      (4) such Lender's Share of the principal amount of any
              other loans or advances that are the subject of a Notice of Borrowing which has been delivered by the Borrower at or before the time of determination requesting funding at or after that time;

                      (B) the "Facility Borrowing Base Utilization" at any time
              in relation to each Lender and the proposed making of a Revolving Loan pursuant to this Section 3, paragraph 1(a), shall (subject to the remainder of this paragraph 1(a)) be determined to be the sum of the following:

                      (1) such Lender's Letter of Credit Guaranty Share at such
              time; plus

                      (2) the aggregate principal amount outstanding at such
              time of such Lender's Revolving Loans and the aggregate principal amount of all Pre-Petition Obligations owing at the time to such Lender other than in respect of Pre-Petition Term Loans; plus

                      (3) such Lender's Share of the principal amount of any
              other Revolving Loans that are the subject of a Notice of Borrowing which has been delivered by the Borrower at or before the time of determination requesting funding at or after that time; and

                      (C) the "Borrowing Base" at any time shall be the sum of
              the following: (1) eighty-five percent (85%) of the outstanding Eligible Accounts Receivable of the Borrower; (2) the lesser of $ 1,000,000 and forty percent (40%) of the existing Eligible Unbilled Accounts Receivable of the Borrower;

         and (3) the lesser of $16,000,000 and fifty percent (50%) of the aggregate value of Eligible Inventory of the Borrower; and

         second:

                  (i) for purposes of determining the outstanding principal amount of Revolving Loans created as a result of payments under Letter of Credit Guaranties, the principal amount of each such Loan of CITBC shall be 100% of its principal amount outstanding less the Shares thereof represented by Participations of the other Lenders created pursuant to Section 16 of this Financing Agreement, and the principal amount of each such Revolving Loan of each Lender other than CITBC shall be such Lender's Share of such Revolving Loan made by CITBC covered by the Participation therein acquired by such Lender pursuant to Section 16 of this Financing Agreement; and

                  (ii) during the period beginning on the Closing Date and ending on November 12, 1999 (whether or not a Business Day), "Eligible Inventory" shall include work-in-process to the extent of the lesser of
         (A) ten percent (10%) of work-in-process and (B) $700,000, through and including 0ctober 1, 1999; $600,000, thereafter and through and including October 8, 1999; $500,000, thereafter and through and including October 15, 1999; $400,000, thereafter and through and including October 22, 1999; $300,000, thereafter and through and including October 29, 1999; $200,000, thereafter and through and including November 5, 1999; and $100,000, thereafter and through and including November 12, 1999.

                  Except as otherwise expressly provided in paragraph 1(e) of this Section 3 or elsewhere in this Financing Agreement, the Borrower shall repay the Revolving Loans (including any Overadvances) on the Final Maturity Date.

                  (b) Notwithstanding paragraph 1(a) of this Section 3, if the sum of (i) the aggregate principal amount of the Pre-Petition Obligations other than Pre-Petition Term Loans plus (ii) the aggregate amount of the Revolving Loans plus (iii) the aggregate amount of the Letter of Credit Guaranties is such that the Lenders are not required pursuant paragraph 1(a) of this Section 3 at any time to advance an amount requested by the Borrower in a Notice of Borrowing delivered as provided herein solely because of the level at such time of the Borrowing Base, each Lender nonetheless agrees, subject to the terms and conditions of this Financing Agreement, to advance such Lender's Share of the requested borrowing, as an Overadvance to the Borrower, in Dollars, to the extent that, after doing so, such Lender's Share of the Overadvances would not exceed its Share of the Total Overadvance Facility Commitment.

                  (c) Subject to paragraph 1(g) of this Section 3, all requests for loans and advances to be made pursuant to this Section 3 must be made pursuant to a Notice of Borrowing delivered by the Borrower and received by an officer of Lenders Agent no later than 1:00 p.m., New York time, of the day on which such loans or advances are required. The Notice of Borrowing shall specify: (1) the proposed date of funding

(which shall be a Business Day); (2) the amount of Revolving Loans requested;
(3) whether or not a Default has occurred and is continuing; and (4) that no Event of Default has occurred and is continuing. In lieu of delivering the above described Notice of Borrowing, the Borrower may give Lenders Agent telephonic notice by the required time specified above of the proposed borrowing; provided, however, that such notice shall be promptly, and in any event within one Business Day, confirmed in writing by delivery of a Notice of Borrowing to Lenders Agent; Lenders Agent shall not incur any liability to the Borrower for acting upon any telephonic notice that Lenders Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this paragraph 1(c). The making of a loan or advance pursuant to telephonic notice shall constitute a Revolving Loan under this Financing Agreement. Except as expressly provided otherwise in this Financing Agreement, each advance to the Borrower of a Revolving Loan shall, on the date of funding, be deposited, in immediately available funds, in such account as the Borrower may from time to time designate to Lenders Agent in writing.

                  (d) Each repayment of a Revolving Loan shall be deemed a repayment of the oldest then outstanding of the advances hereunder made as Revolving Loans, except that, if a repayment under the Overadvances is due on any day pursuant to paragraph 1(e) and has not been made, to the extent necessary for such repayment, all amounts repaid in respect of Revolving Loans shall be applied first to such repayment of the Overadvances. The principal amounts of the Revolving Loans that are repaid from time to time may be reborrowed, on the terms and subject to the conditions set forth in this Financing Agreement. All repayments of Revolving Loans shall be made pro rata among the Revolving Loans of all the Lenders. Repayment of the principal of the Revolving Loans, in whole or in part, on the Final Maturity Date or otherwise, shall be made together with interest accrued on the principal amount being repaid to but excluding the date of repayment.

                  (e) If the aggregate principal amount of the Overadvances outstanding on any day exceeds the Total Overadvance Facility Commitment on such day, the Borrower shall, immediately upon demand from Lenders Agent, repay such portion of the outstanding principal amount of the Revolving Loans as may be necessary to reduce the aggregate principal amount of the Overadvances outstanding to the Total Overadvance Facility Commitment on such day, and if any Overadvances remain outstanding on December 31, 1999, the aggregate principal amount of the Overadvances then outstanding shall be repaid by the Borrower on such day. If the aggregate principal amount of the Revolving Loans outstanding on any day, other than Overadvances permitted to remain outstanding on such day hereunder, exceeds the Borrowing Base on such day, the Borrower shall, immediately upon demand from the Lenders Agent, repay such portion of the outstanding principal amount of such Revolving Loans as may be necessary to reduce the aggregate principal amount of such Revolving Loans outstanding to the Borrowing Base. In the event this Financing Agreement and the Revolving Line of Credit are terminated by either the Lender or the Borrower for any reason whatsoever, the Revolving Loans shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in any Revolving Loans Promissory Note or this Financing Agreement.

                  (f) The Borrower shall execute and deliver to each Lender a Revolving Loans Promissory Note, in the form of Exhibit A2, to evidence the Revolving Loans to be extended by or owing to each Lender under this Financing Agreement. Each such Revolving Loans Promissory Note shall be delivered not later than the Business Day before the Closing Date, except as otherwise provided in Section 9, paragraph 13(c).

                  (g) In order to repay all Obligations of the Borrower under the Pre-Petition Agreements in respect of principal together with interest accrued thereon on the date the Bankruptcy Court enters the Final Order (but, in the case of Obligations in respect of the Pre-Petition Term Loans, only to the extent Lenders Agent determines that they shall be repaid pursuant to this paragraph on such date), the Borrower hereby agrees to borrow from the Lenders as Revolving Loans hereunder (in accordance with the respective Commitment shares of each Lender) such amount as is necessary, without regard to the Borrowing Base at the time, to effect such repayments and interest payments, after giving effect to the application of proceeds of the Term Loans to be made on such date pursuant to Section 4. The Borrower hereby irrevocably instructs and authorizes the Lenders to make such Revolving Loans available to the Borrower on such date by applying the proceeds of such Loans in full to repayment of such Obligations owing by the Borrower to the Lenders, and the Lenders hereby agree, on the terms and subject to the conditions of this Financing Agreement, to make such Revolving Loans to the Borrower on such date, without need for delivery by the Borrower of a Notice of Borrowing. The Borrower acknowledges that it shall have no right to receive any funds from the Lenders on account of the Revolving Loans to be made by them under this subparagraph otherwise than through application of the proceeds of such Loans as expressly provided for in this subparagraph, and the Lenders will be deemed to have made such Revolving Loans to the Borrower by applying the proceeds thereof in accordance with this subparagraph.

                  (h) In order to provide for payment of all Out-of-Pocket Expenses and fees (the Loan Facility Fee, the Collateral Management Fee and the Agent and Syndication Fee) payable to Lenders Agent pursuant to Section 9 of this Financing Agreement (for distribution by it as provided therein) on or before the Closing Date, the Borrower hereby agrees that the proceeds of its initial borrowing or borrowings hereunder of Revolving Loans shall be applied, first, to payment of those expenses and fees and hereby irrevocably instructs and authorizes the Lenders to make such Revolving Loans available to the Borrower by applying the proceeds of such Loans first, to payment of such fees and expenses in full and, after such payment, otherwise as provided in this Financing Agreement for disbursements to the Borrower. The Borrower acknowledges that it shall have no right otherwise to receive any funds from the Lenders on account of the Revolving Loans to be made by the Lenders until all such expenses and fees have been paid in full, and that the Lenders will be deemed to have made such Revolving Loans to the Borrower by applying the proceeds thereof in accordance with this subparagraph.

                  2. In furtherance of the continuing assignment and security interest in the Borrower's Accounts, the Borrower will, upon the creation of Accounts, execute and deliver to Lenders Agent in such form and manner as Lenders Agent may reasonably require, solely for Lenders Agent's convenience in maintaining records of collateral, such confirmatory schedules of Accounts as Lenders Agent may reasonably request, and such other appropriate reports designating, identifying and describing the Accounts as Lenders Agent may reasonably require. In addition, upon Lenders Agent's request the Borrower shall provide Lenders Agent with copies of agreements with, or purchase orders from, the Borrower's customers, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as Lenders Agent may reasonably require. Failure to provide Lenders Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Borrower hereby authorizes Lenders Agent to regard the Borrower's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Borrower's authorized officers or agents.

                  3. The Borrower hereby represents and warrants as to itself that: each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by the Borrower in the ordinary course of its business; the goods and inventory being sold and the Accounts created are the exclusive property of the Borrower and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances and the Tax Liens (as to which, from and after entry of the Interim Order, the Borrower represents and warrants that the liens granted under this Financing Agreement shall at all times be senior to and shall prime the Tax Liens); the invoices evidencing such Accounts are in the name of the Borrower; and the customers of the Borrower have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Borrower has advised Lenders Agent pursuant to paragraph 4 of this Section
3. The Borrower confirms to Lenders Agent and each Lender that any and all taxes or fees relating to its business, its sales, the Accounts or goods relating thereto, are its sole responsibility and that same will be paid by the Borrower when due and that none of said taxes or fees represent a lien on or claim against the Accounts. The Borrower also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have a adverse effect on the business of the Borrower or the ability of the Borrower to enforce collection of Accounts due from customers residing in that state. The Borrower agrees to maintain such books and records regarding Accounts as Lenders Agent may reasonably require and agrees that the books and records of the Borrower will reflect Lenders Agent's and the Lenders' interest in the Accounts. All of the books and records of the Borrower will be available to Lenders Agent and each Lender at normal business hours, including any records handled or maintained for the Borrower by any other company or entity.

                  4. The Borrower agrees to notify Lenders Agent promptly of any matters materially affecting the value, enforceability or collectability of any Account or Accounts in excess of $250,000 in the aggregate outstanding at any time and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. The Borrower agrees to issue credit memoranda promptly (with duplicates to Lenders Agent upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances, and may continue to do so until Lenders Agent has notified the Borrower that an Event of Default has occurred and that all future credits or allowances are to be made only after Lenders Agent's prior written approval. Upon the occurrence and during the continuance of an Event of Default and on notice from Lenders Agent, the Borrower agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Borrower, marked with Lenders Agent's name and held by the Borrower for Lenders Agent's account as owner and assignee for the benefit of Lenders Agent and the Lenders.

                  5. The Borrower shall maintain the bank accounts listed on
Schedule 3.5 hereto in the name of the Borrower for the purpose of, inter alia, receiving proceeds relating to the Accounts with the banks specified therein (the "Collection Bank(s)") hereby designated as the "Collection Accounts." The Borrower agrees that it will not designate any other bank account as a Collection Account without the prior written consent of Lenders Agent. Any checks, cash, notes or other instruments or property received by the Borrower with respect to any Accounts shall be held by the Borrower in trust for Lenders Agent separate from the Borrower's own property and funds and immediately turned over to Lenders Agent with proper assignments or endorsements by deposit to the Collection Account. All amounts received by Lenders Agent in payment of Accounts will be credited to the Borrower's accounts on the next Business Day after Lenders Agent's receipt of "collected funds" at Lenders Agent's bank account on the Business Day of receipt if received no later than 1:00 p.m. or on the second succeeding Business Day if received after 1:00 p.m. No checks, drafts or other instrument received by Lenders Agent shall constitute final payment to Lenders Agent or any Lender unless and until such instruments have actually been collected. Until Lenders Agent has advised the Borrower to the contrary after the occurrence of an Event of Default, the Borrower may and will enforce, collect and receive all amounts owing on the Accounts for the benefit of Lenders Agent and the Lenders and on their behalf, but at the Borrower's expense; such privilege shall terminate at the election of Lenders Agent, upon the occurrence and during the continuance of any Event of Default.

                  6. During the period beginning on the Filing Date and ending on the earlier of the date the Final Order is entered or the Commitment Termination Date, Lenders Agent may, in its sole discretion, apply any and all amounts on deposit in the Collection Accounts at any time to Out-of-Pocket Expenses and fees due and payable hereunder which have not been paid and to the repayment of all outstanding Indebtedness under the Pre-Petition Agreements and, thereafter, first, to any amounts that remain outstanding as Overadvances and, second, to repayment of the Borrower's remaining Obligations under this Financing Agreement (subject to such other application as may be permitted hereunder in connection with any continuing Default or Event of Default). Any transfers of funds held in the Collection Accounts from Lenders Agent to the Borrower shall constitute new Loans (which, if appropriate, shall be Overadvances) made under this Financing Agreement by each of the Lenders in an amount equal to such Lender's Share of the amount of funds so transferred. Without limiting the reference above to the discretion of the Lenders Agent regarding application of amounts in deposit in the Collection Accounts, it is expressly understood that Lenders Agent, in its sole discretion, shall be entitled from time to time to determine whether such amounts should be applied to any or all of the Pre-Petition Obligations in respect of the Pre-Petition Term Loans before application to the Borrower's Obligations under this Financing Agreement.

                  7. Lenders Agent shall maintain a separate account on its books in the name of the Borrower in which the Borrower will be charged with loans and advances made by the Lenders to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney's fees which the Lender or Lenders Agent may incur in connection with the exercise by or for the Lender or Lenders Agent of any of the rights or powers herein conferred upon the Lender or Lenders Agent, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Lender or Lenders Agent in connection with this Financing Agreement or the Collateral assigned hereunder, or any Obligations owing to the Lender or Lenders Agent by the Borrower. The Borrower will be credited with all amounts received by Lenders Agent from the Borrower or from others for the Borrower's account, including, as above set forth, all amounts received by Lenders Agent in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any Accounts or other security granted to or by the Borrower be a prerequisite to the Lenders' or Lenders Agent's right to demand payment of any Obligation. Further, it is understood that neither the Lenders nor the Lenders Agent shall have any obligation whatsoever to perform in any respect any of the Borrower's contracts or obligations relating to the Accounts.

                  8. After the end of each month, Lenders Agent shall promptly send the Borrower a statement showing the accounting for the charges, loans, advances and other transactions occurring between each Lender and the Borrower during that month. The monthly statements shall be deemed correct and binding upon the Borrower and shall constitute an account stated between the Borrower and such Lender unless Lenders Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

                  9. In the event this Financing Agreement or the Revolving Line of Credit is terminated by the Lenders in accordance with the provisions hereof or the Borrower for any reason whatsoever, the Revolving Loans shall become due and payable on the effective date of such termination, notwithstanding any provision to the contrary in the Revolving Loans Promissory Notes or this Financing Agreement.

                  SECTION 4. TERM LOANS.

                  1. (a) (i) Each Lender agrees, subject to the terms and conditions of this Financing Agreement, to make a loan to the Borrower, in Dollars, on the day on which the Final Order is entered by the Bankruptcy Court, in an amount equal to such Lender's Share of the First Pre-Petition Obligation Payment (as defined below), provided the aggregate amount of the Loans outstanding after making these Term Loans, when added to then outstanding Loans and the aggregate amount outstanding of the Letter of Credit

Guaranties would not exceed the Total Commitment. For this purpose, "First Pre-Petition Obligation Payment" means the sum of (i) the Pre-Petition Obligations other than those that relate to the Pre-Petition Term Loans plus
(ii) such portion of the Pre-Petition Obligations relating to the Pre-Petition Term Loans as Lenders Agent determines shall be repaid on such day pursuant to this provision.

                  (ii) Thereafter, if Lenders Agent determines at any time (from time to time) that all or any portion of the outstanding Pre-Petition Obligations relating to the Pre-Petition Term Loans (the "Further Pre-Petition Obligation Payment") shall be paid with further Term Loans pursuant to this Financing Agreement, each Lender agrees, subject to the terms and conditions of this Financing Agreement, to make a loan to the Borrower, in Dollars, on the day specified for the purpose by advance notice from Lenders Agent to the Lenders and the Borrower, in an amount equal to such Lender's Share of such Further Pre-Petition Obligation Payment, provided the aggregate amount of the Loans outstanding after making these Term Loans, when added to then outstanding Loans and the aggregate amount outstanding of the Letter of Credit Guaranties would not exceed the Total Commitment.

                  (iii) The Borrower hereby agrees to borrow an amount equal to the First Pre-Petition Obligation Payment on the day on which the Final Order is entered by the Bankruptcy Court and hereby agrees, thereafter, from time to time to borrow additional amounts equal to each Further Pre-Petition Obligation Payment, on the date specified for the purpose by Lenders Agent by the notice referred to in the preceding paragraph, in each case, from the Lenders in accordance with their respective Commitments. The Borrower also agrees, prior to the date on which the Final Order is entered by the Bankruptcy Court, to make such prepayments of Revolving Loans as may be necessary to enable it to make the Term Loan borrowings contemplated in this provision and hereby irrevocably instructs and authorizes the Lenders to make the Term Loans to be made by them hereunder on the dates specified above available to the Borrower by applying the proceeds of the Term Loans in full to repayment of the Obligations owing by the Borrower to the Lenders under the Pre-Petition Agreements on account of principal and, to the extent possible, interest (but, in the case of Obligations in respect of the Pre-Petition Term Loans, only to the extent Lenders Agent determines that they shall be repaid pursuant to this paragraph on such date). Except as otherwise provided in this Financing Agreement, the Borrower shall repay the Term Loans made by the Lenders pursuant to this provision as follows:

                  (i) in five (5) consecutive, successive monthly installments each in the amount of $50,000 (to be distributed among the respective Term Loans of the Lenders in accordance with their Shares), with the first installment due on the last day of July 1999 and with subsequent installments due on each Monthly Date thereafter to and including the last day of November 1999; and

                  (ii) in one (1) final installment equal to the remaining principal amount outstanding of each such Loan, payable on the Final Maturity Date,

subject to such adjustment of those repayment installments as Lenders Agent may specify if any portion of the principal of the Term Loans has been prepaid pursuant to subparagraph (b) of this Section 4, paragraph 1, and subject to the following: if any Term Loans are made. after the date on which the Bankruptcy Court enters the Final Order, such Term Loans shall be repaid in repayment installments in such amounts, and on such dates, as shall be identified by notice from Lenders Agent to the Lenders and the Borrower and as shall be set, to the extent possible, so that such Term Loans amortize at the same or approximately the same speed as the Term Loans made on the date on which the Bankruptcy Court enters the Final Order.

                  (b) If (and each time) the Borrower receives the proceeds of sale or other disposition of any property (including, without limitation, any Asset Disposition Proceeds), upon receipt thereof the Borrower shall pay such proceeds to Lenders Agent for application (subject to the remainder of this paragraph ) to pay or prepay the Borrower's Obligations under the Pre-Petition Agreements and under this Financing Agreement in such order as Lenders Agent, in its sole discretion, shall determine (and, without limiting the foregoing, no such proceeds shall be applied to repayment of the Pre-Petition Term Loan Obligations at any time unless Lenders Agent shall have determined that such application shall then be made). In addition, all payments and other amounts received from the Borrower or otherwise for application to the Pre-Petition Term Loan Obligations shall, regardless of the proposed application of such payments or other amounts, be applied to the payment or prepayment of the Pre-Petition Obligations and the Borrower's Obligations under this Financing Agreement at the time outstanding in such order as Lenders Agent, in its sole discretion, shall determine. If Lenders Agent has received any amount from the disposition of any of the Borrower's property that, at the time and in its sole discretion, it determines should be applied to repay the Pre-Petition Term Loan Obligations at a future time, Lenders Agent shall hold such amount in reserve as Collateral for such future application, or for such other application to the Borrower's Obligations under this Financing Agreement or the Pre-Petition Obligations as Lenders Agent may subsequently determine shall be made.

                  (c) The principal amounts of the Term Loans that are repaid from time to time may not be reborrowed.

                  2. The Borrower hereby agrees to execute and deliver to Lenders Agent, to evidence each Term Loan to be made by each Lender, a Term Loan Promissory Note in the form of Exhibit A1, as provided in Section 2, paragraph 2(p).

                  3. The Borrower acknowledges that it shall have no right to receive any funds from the Lenders on account of the Term Loans to be made by them hereunder otherwise than through application of the proceeds of the Terms Loans as expressly provided for in paragraph 1 of this Section 4, and the Lenders will be deemed to have made the Term Loans to be made by them hereunder to the Borrower by applying the proceeds thereof in accordance with such provision.

                  4. The Borrower may prepay the Term Loans in whole or in part at any time, at its option. Each optional prepayment of any portion of the Term Loans made pursuant to this paragraph 4 shall be applied to the last maturing installment(s) of principal on the Term Loans. All prepayments of Term Loans shall be made pro rata among the Term Loans made by all the Lenders. Repayment of the principal of the Term Loans, in whole or in part, on any scheduled repayment date or otherwise, shall be made together with interest accrued on the principal amount being repaid to but excluding the date of repayment.

                  5. In the event this Financing Agreement and the Revolving Line of Credit are terminated by the Lenders or the Borrower for any reason whatsoever, the Term Loans shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in any Term Loan Promissory Note or this Financing Agreement.

                  6. The Borrower hereby authorizes Lenders Agent to charge its account with the amount of all amounts due under this Section 4 as such amounts become due. The Borrower confirms that any charges which Lenders Agent may so make to its account as herein provided will be made as an accommodation to the Borrower and solely at Lenders Agent's discretion.

                  SECTION 5. LETTERS OF CREDIT.

                  In order to assist the Borrower in establishing or opening Letters of Credit with an Issuing Bank to cover the purchase of inventory, equipment or otherwise, the Borrower has requested CITBC to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letter of Credit Guaranties, thereby lending CITBC's credit to the Borrower and CITBC has agreed to do so. These arrangements shall be handled by CITBC subject to the terms and conditions set forth below.

                  1. (a) The amount, purpose and extent of the Letters of Credit and changes or modifications by the Borrower and/or the Issuing Bank of the terms and conditions thereof shall in all respects be subject to the prior approval of CITBC in the exercise of its reasonable discretion; provided, however, that: (a) in no event may the aggregate amount of all such outstanding Letters of Credit exceed, in the aggregate, at any one time $1,200,000, and (b) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to the Borrower, CITBC and the Issuing Bank and
(c) in no event may the aggregate amount of all such outstanding Letters of Credit plus outstanding Loans of CITBC (adjusted downward for the sum of the Letter of Credit Guaranty Shares of other Lenders represented by Participations in such Loans) exceed, in the aggregate, at any one time CITBC's Commitment at such time.

                  2. CITBC shall have the right, without notice to the Borrower, to charge the Borrower's account on CITBC's books with the amount of any and all indebtedness, liability or obligation of any kind incurred by CITBC under the Letter of Credit Guaranties at the earlier of (a) payment by CITBC under the Letter of Credit Guaranties, or (b) the occurrence of an Event of Default. Any amount charged to Borrower's loan account shall be deemed a Revolving Loan hereunder of CITBC and shall incur interest at the rate provided in Section 9, paragraph 1 of this Financing Agreement (subject to Section 11, paragraph 2).

                  3. The Borrower unconditionally agrees to indemnify Lenders and Lenders Agent and holds them harmless from any and all loss, claim or liability incurred by them arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrower's account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CITBC under the Letter of Credit Guaranties. The Borrower further agrees to hold CITBC harmless from any errors or omission, negligence or misconduct by the Issuing Bank. The Borrower's unconditional obligation to CITBC hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of CITBC's gross negligence or willful misconduct. The Borrower agrees that any charges incurred by Lenders for the Borrower's account as a result of claims by any Issuing Bank shall be conclusive on Lenders and may be charged to the Borrower's account.

                  4. Lenders shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Borrower. Furthermore, without being limited by the foregoing, Lenders shall not be responsible for any act or omission with respect to or in connection with any Collateral.

                  5. The Borrower agrees that any action taken by Lenders, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, the drafts or acceptances, or the

Collateral, shall be binding on the Borrower and shall not put Lenders in any resulting liability to the Borrower. In furtherance thereof, CITBC shall have the full right and authority to clear and resolve any questions of noncompliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CITBC's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CITBC, all without any notice to or any consent from the Borrower.

                  6. Without CITBC's express consent and endorsement in writing, the Borrower agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by Required Lenders, not to (i) clear and resolve any questions of noncompliance of documents, or (ii) give any instructions as to acceptance or rejection of any documents or goods.

                  7. The Borrower agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and full complied with; and any certificates in that regard that CITBC may at any time request will be promptly furnished. In this connection, the Borrower warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Borrower assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower's risk, liability and responsibility.

                  8. Upon any payments made to the Issuing Bank under a Letter of Credit Guaranty, Lenders shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to Lenders and apply in all respects to Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

                  SECTION 6. COLLATERAL.

                  1. To induce Lenders to make the Loans, the Borrower hereby
(i) reaffirms the validity and first priority of the liens and security interests previously granted to Lenders Agent in the Pre-Petition Collateral under the Pre-Petition Agreements including, without limitation, under the Patent Security Agreement and under all Mortgages in favor of Lenders Agent granted prior to the Filing Date (subject only to perfected Permitted Encumbrances arising prior to and existing on the Filing Date that may be senior), (ii) pledges and grants to Lenders Agent as security for the Obligations a continuing security interest and first priority lien (subject only to perfected Permitted Encumbrances arising prior to and existing on the Filing Date that may be senior and the Tax Liens) in accordance with sections 364(c)(2) and (3) of the Bankruptcy Code in and to the Pre-Petition Collateral, (iii) further pledges and grants to Lenders Agent as security for the Obligations a first priority priming lien which is senior to the Tax Liens in accordance with section 364(d)(1) of the Bankruptcy Code and (iv) further pledges and grants to Lenders Agent for the benefit of Lenders Agent and the Lenders as security for the Obligations a continuing security interest and first priority lien (subject only to perfected Permitted Encumbrances arising prior to and existing on the Filing Date that may be senior) in accordance with sections 364(c)(2) and (3) and 364(d)(1) of the Bankruptcy Code and security interest in and to the payment delivered by the Borrower to Lenders Agent pursuant to Section 9, paragraph 12(a) of this Financing Agreement, all property and interests of the Borrower and its estate, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising and regardless of where located including, but not limited to:

                  (a) All Collateral, whether presently in existence or hereafter acquired or created, however acquired or created, and which is owned by the Borrower or in which the Borrower has any interest, whether held by the Borrower or others for its account, and, if any Collateral is Equipment, whether the Borrower's interest in such Equipment is as owner or lessee or conditional vendee;

                  (b) All Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with or attached to the Equipment;

                  (c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either Lenders Agent or the Borrower from the Borrower's customers, as well as all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Borrower, or to the sale, promotion or shipment thereof;

                  (d) All present and future Accounts;

                  (e) All present and future General Intangibles;

                  (f) All Real Estate; and

                  (g) All proceeds and products of the Collateral.

                  2. The Borrower hereby covenants, represents and warrants that, from and after entry of the Interim Order (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, the Obligations of the Borrower hereunder and under the Pre-Petition Agreements shall at all times constitute allowed administrative expense claims in the Case having priority over all administrative expenses of the kind specified in Sections 503(b), 507(b) or 546(c) of the Bankruptcy Code and (ii) pursuant to Section 364(c)(2) and 364(d)(1) of the Bankruptcy Code, the Obligations of the Borrower hereunder and under the Pre-Petition Agreements shall at all times after entry of the Interim Order be secured by a first priority lien (including, without limitation, a first-priority priming lien senior to the Tax Liens) in the Collateral and all cash maintained in the cash concentration accounts forming part of the Borrower's lock box arrangements referred in Section 2, paragraphs (1) and (2), and the cash Collateral Account and any direct investments of the funds contained therein, subject in each case only to (x) the payment of allowed and unpaid professional fees and disbursements incurred by the Borrower and any statutory committees appointed in the Cases in an aggregate amount not in excess of $200,000, (y) the payment of fees pursuant to 28 U.S.C. ss.1930 (collectively, the "Carve-Out"), and (z) Permitted Encumbrances arising and perfected prior to the Filing Date, CITBC agrees that so long as no Event of Default or event which with the giving of notice or lapse of time or both would constitute an Event of Default shall have occurred, the Borrower shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. ss. 330 and 11 U.S.C. ss. 331 (to the extent allowed by order of the Bankruptcy Court), as the same may be due and payable, and the same shall not reduce the Carve-Out.

                  3. The Borrower agrees to safeguard, protect and hold all Inventory for the Lender's account and make no disposition thereof except in the regular course of business of the Borrower. Until Lenders Agent has given the Borrower notice to the contrary, as provided for below, any Inventory may be sold and shipped by the Borrower to its customers in the ordinary course of the Borrower's business, on open account and on terms currently being extended by the Borrower to its customers; provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to Lenders Agent in accordance with this paragraph 3, and Lenders Agent shall have the right to withdraw this permission at any time upon the occurrence of an Event of Default and until such time as such Event of Default is waived or cured to Lender's Agent's satisfaction, in which event no further disposition shall be made of the Inventory by the Borrower without Lenders Agent's prior written approval. Cash sales or sales of Inventory in which a lien upon, or security interest in, Inventory is retained by the Borrower shall be made by the Borrower only with the approval of Lenders Agent, and the proceeds of such sales or sales of Inventory for cash shall not be commingled with the Borrower's other property, but shall be segregated, held by the Borrower in trust for Lenders Agent as Lenders Agent's exclusive property (for its benefit and for the benefit of the Lenders), and shall be delivered immediately by the Borrower to Lenders Agent in the identical form received by the Borrower by deposit to the Collection Accounts and shall be applied to such of the Obligations as Lenders Agent may decide in its sole discretion. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Borrower's Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and noncash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, Lenders Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

                  4. The Borrower will, at its own cost and expense, keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. Except as provided herein, the Borrower also agrees to make no disposition thereof whether by sale, exchange or otherwise, unless the Borrower first obtains the prior written approval of Lenders Agent and the proceeds of any such disposition shall be deposited in the Collection Accounts. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and noncash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, Lenders Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding anything hereinabove contained to the contrary, upon written notice from the Borrower to Lenders Agent prior to any disposition of Equipment, the Borrower may sell, exchange or otherwise dispose of obsolete Equipment or Equipment no longer needed in the Borrower's operations; provided, however, that (a) the then book value of the Equipment so disposed of by the Borrower does not exceed $50,000 in any consecutive twelve-month period; and provided, further, that no such prior notice shall be required in respect of sales, exchanges, and other dispositions of Equipment unless the book value of such Equipment disposed of without such prior notice has exceeded, or would upon such disposition, exceed $50,000 in the aggregate for the Borrower in any consecutive twelve-month period, and (b) the proceeds of such sales or dispositions are delivered to Lenders Agent in accordance with the foregoing provisions of this paragraph, except that the Borrower may retain and use such proceeds to purchase forthwith replacement Equipment which the Borrower determines in its reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence and during the continuance of an Event of Default which is not waived.

                  5. The rights and security interests granted to the Lenders Agent hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the account maintained in the Borrower's name on the books of Lenders Agent or the Lenders may from time to time be temporarily in a credit position, until the final payment in full to the Lenders Agent and the Lenders of all Obligations and the termination of this Financing Agreement. Any delay, or omission by the Lenders or Lenders Agent to exercise any right under this Section, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver be in writing and signed by the Lenders Agent and Required Lenders. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

                  6. The Borrower agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization (and the Borrower pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Super-Priority Claim granted pursuant to the Interim Order and the Final Order, and as described herein and the liens granted pursuant to the Interim Order and the Final Order, the Loan Documents and as described herein shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization.

                  7. The Borrower will, at its sole cost and expense, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Lenders Agent shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto the Lenders and Lenders Agent of the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Borrower may be or may hereafter become bound to convey or assign to the Lenders and Lenders Agent, or for carrying out the intention or facilitating the performance of the terms of each mortgage granted pursuant to the terms hereof, or for filing, registering or recording of such mortgage and, on demand, will execute and deliver, and hereby authorizes Lenders Agent to execute and file in the Borrower's name in the event Borrower fails to promptly do so or if there has occurred a Default or Event of Default, to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments, to evidence or perfect more effectively Lenders Agent's security interest in and the lien hereof upon the Collateral for the benefit of Lenders Agent and the Lenders.

                  8. The rights and security interests granted to the Lender and Lenders Agent hereunder and under the Mortgages are to continue in full force and effect until the final payment in full to Lenders Agent and the Lenders of all Obligations and the termination of this Financing Agreement.

                  9. To the extent that the Obligations are now or hereafter secured or guaranteed by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other Person, then Lenders Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Lenders Agent or the Lenders shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Lenders' or Lenders Agent's rights hereunder.

                  10. Any reserves or balances to the credit of the Borrower and any other property or assets of the Borrower in the possession of Lenders Agent or any Lender may be held by Lenders Agent or the Lenders as security for any Obligations and applied in whole or partial satisfaction of all Obligations when due. The liens and security interests granted herein and any other lien or security interest Lenders Agent or any Lender may have in any other assets of the Borrower, shall secure payment and performance of all now existing and future Obligations. Lenders Agent may in its discretion charge any or all of the Obligations to the account of the Borrower when due.

                  11. This Financing Agreement and the obligation of the Borrower to perform all of its covenants and obligations hereunder in relation to the Pre-Petition Obligations reaffirmed herein are further secured by certain Mortgages executed by the Borrower which are included among the Pre-Petition Agreements.

                  12. The Borrower shall give to Lenders Agent for the benefit of the Lenders and Lenders Agent from time to time such mortgage, deed of trust or assignment on the Real Estate or real estate acquired after the date hereof as Lenders Agent shall require to obtain a valid first lien thereon subject only to Permitted Encumbrances.

                  13. The Borrower shall give to Lenders Agent for the benefit of the Lenders, from time to time such pledge or security agreements with respect to subsequently acquired Collateral of the Borrower, and such guaranty of the Obligations, as Lenders Agent shall require to obtain an enforceable guaranty of the Obligations and valid first liens on such Collateral subject to Permitted Encumbrances.

                  14. Upon the occurrence of an Event of Default, the automatic stay provided under section 362 of the Bankruptcy Code shall be deemed automatically vacated to permit Lenders Agent, upon three (3) Business Days' prior written notice from Lenders Agent to the Borrower, to take any action permitted under this Agreement, the other Loan Documents, the Pre-Petition Agreements, the Bankruptcy Code, the UCC or other applicable law with respect to the Collateral.

                  SECTION 7. REPRESENTATIONS AND WARRANTIES.

                  The Borrower represents, covenants and warrants as follows:

                  1. CORPORATE EXISTENCE.

                  (a) The Borrower has the corporate power to own its property and to carry on its business as now being conducted. The Borrower has delivered to Lenders Agent true, complete and correct copies of its certificate of incorporation and by-laws, as amended and in full force and effect on the date hereof and a list of all jurisdictions in which it is qualified or licensed to do business.

                  (b) The Borrower has all requisite power and authority to enter into and perform all its obligations under this Financing Agreement and the other Loan Documents to which it is a party.

                  The Borrower has identified on Schedule 7.1 the name and jurisdiction of incorporation or organization of the Borrower and has identified therein all franchise taxes and penalties and interest and other amounts relating thereto that have not been paid when due in such jurisdiction and any other matters that prevent the Borrower from being in good standing.

                  2. AUTHORIZATION OF FINANCING AGREEMENT AND OTHER DOCUMENTS. The Borrower has taken all actions necessary to authorize it to enter into and perform its obligations under this Financing Agreement and the other Loan Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Each such Loan Document when executed and delivered by the Borrower as provided in this Financing Agreement will be legal, valid and binding obligations of the Borrower and enforceable in accordance with its respective terms.

                  3. FINANCIAL STATEMENTS. Borrower has furnished to Lenders Agent the Balance Sheet of Borrower as at July 31, 1998, and the related statements of earnings, stockholders' equity and cash flows of Borrower for the fiscal year ended July 31, 1998, all certified by PriceWaterhouseCoopers, including in each case the related schedules and notes.

                  All such financial statements (including any related schedules and/or notes) have been prepared in accordance with GAAP consistently applied, except to the extent set forth in the notes to such financial statements, throughout the periods involved and to the extent required by such principles show all liabilities, direct and contingent, of Borrower. The balance sheets and the related schedules and notes present fairly the financial condition of Borrower as at the respective dates thereof; and the net income and stockholders' equity statements and the related schedules and notes present fairly the results of the operations of Borrower for the respective periods indicated.

                  4. NO VIOLATION. Neither the execution nor delivery of this Financing Agreement or any other Loan Document, nor the performance by the Borrower to the extent a party thereto, of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, will:

                  (a) violate any provision of the charter or by-laws of the Borrower;

                  (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Borrower or any of its respective properties may be subject;

                  (c) cause the acceleration of the maturity of any debt or obligation of the Borrower;

                  (d) violate, or be in conflict with, or constitute a default under, or permit the termination of, or, except as set forth in Schedule 7.4, require the consent of any Person under, or result in the creation of any lien (other than the lien contemplated in the Loan Documents) upon any property of the Borrower under, any agreement to which the

Borrower is a party or by which the Borrower (or its respective properties) may be bound other than as would not have a material adverse effect on the Borrower; or

                  (e) except for the approval of the Bankruptcy Court and entry of the Interim Order and the Final Order, require any consent, approval or other action by any court or administrative or governmental body or any other Person pursuant to, the charter or by-laws of the Borrower, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower is subject.

                  Except with regard to the Pre-Petition Agreements, the Borrower is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower, any agreement relating thereto or any other contract or agreement (including its charter) which, except to the extent complied with by the Borrower or consented to in connection with the execution of this Financing Agreement and the Notes, restricts or otherwise limits the incurring of the Indebtedness evidenced by this Financing Agreement or the Notes.

                  5. FULL DISCLOSURE. Neither this Financing Agreement nor any other Loan Document, nor any of the other documents, certificates or statements furnished to Lenders Agent or any Lender in writing by or on behalf of the Borrower in connection herewith or therewith contains any untrue statement of a material fact or, when read together, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to Lenders Agent and each Lender which materially adversely affects, or insofar as the Borrower can reasonably foresee will materially adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under this Financing Agreement, the Term Loan Promissory Notes and the Revolving Loans Promissory Notes, or any other Loan Document contemplated hereby or thereby.

                  The financial projections attached as Exhibit M and further financial projections delivered pursuant to Section 2, paragraph 1(i) and paragraph 2(k) of this Financing Agreement are based on the good faith estimates and assumptions of the Executive Officers of the Borrower, who have no reason to believe that such projections are not reasonable based upon current general economic conditions.

                  6. LITIGATION. There are no unstayed actions, proceedings or suits or investigations pending, or to the best knowledge of the Executive Officers of the Borrower after due inquiry, threatened, against or affecting the Borrower in any court or before any governmental authority or arbitration board or tribunal, foreign or domestic.

                  7. PROPERTIES. Schedule 1(a) lists all Real Estate owned by the Borrower. The Borrower has good and marketable fee title to all such Real Estate and such other Real Estate fee title to which it may acquire after the Closing Date. Except as otherwise disclosed in Schedule 1(a), all material leases and other material agreements to which the Borrower is a party are valid and binding and in full force and effect, no default has occurred or is continuing thereunder which would have a material adverse effect on the Borrower taken as a whole and no consent need be obtained (other than consents, if any, which have been or will be obtained prior to the Closing Date, are identified on a schedule previously delivered to Lenders Agent and copies of which will be delivered to Lenders Agent prior to the Closing Date) from any Person in respect of any such lease or agreement in connection with the transactions contemplated hereby. The Borrower enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which materially or adversely affect or impair the operation of such properties or assets.

                  8. COMPLIANCE WITH LAWS. The Borrower is not in violation of any statutes, laws, ordinances, governmental rules or regulations or any judgment, order, writ, injunction, decree, rule or regulation (federal, state, local or foreign) to which it is subject and has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except for such violations and failures to obtain those which would not have a material adverse effect on the property, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) of the Borrower.

                  9. GOVERNMENTAL REGULATIONS. The Borrower is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

                  10. OUTSTANDING DEBT. The Borrower does not have outstanding Indebtedness except as set forth in Borrower's Balance Sheet as of April 30, 1999 or identified on Schedule 7.10 hereto. The Borrower does not have outstanding Subordinated Indebtedness other than the subordinated indebtedness set forth on Schedule 7.10 hereto.

                  11. SECURITY INTEREST AND LIENS. (i) The Borrower further warrants and represents that, from and after entry of the Interim Order, except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute the first liens on the Collateral; that, except for the Permitted Encumbrances and the Tax Liens (as to which, from and after entry of the Interim Order, the Borrower warrants and represents that the liens granted under this Financing Agreement shall be senior to and shall prime the Tax Liens), the Borrower is the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; and that the Equipment does not comprise a part of the Inventory of the Borrower and that the Equipment is and will only be used by the Borrower in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Borrower without the prior written approval of Lenders Agent or as otherwise expressly permitted by this Financing Agreement.

                  (ii) The Obligations of the Borrower will constitute allowed administrative expenses in the Case having priority over all administrative expenses and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b), 507(b) and 546(c) of the Bankruptcy Code, subject, as to priority, only to Carve-Out expenses having priority over the Obligations to the extent set forth in paragraph 2 of Section 6.

                  12. TITLE, LIENS. The Borrower has good and marketable title to its properties and assets reflected in Borrower's Balance Sheet as at April 30, 1999 (other than properties and assets disposed of in the ordinary course of business and assets otherwise disposed of which are identified in Schedule 7.12).

                  13. TAXES. Except as identified in Schedule 7.13, the Borrower has filed all federal, state and other income tax returns that, to the knowledge of the Borrower, are required to be filed, and has paid, to the extent consistent with the rights and obligations of the Borrower as debtor-in-possession under the Bankruptcy Code, all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due.

                  14. POSSESSION OF PATENTS, ETC. The Borrower possesses or has, free from burdensome restrictions, the right to the use of all the patents, trademarks, trade names, service marks, copyrights, licenses and other rights that are currently used by it or are necessary in any material respect for the ownership, maintenance and operation of its respective businesses, properties and assets. All of the foregoing are listed in Schedule 7.14 hereto and are subject to the Patent Security Agreement. Except as set forth in Schedule 7.14 hereto, the Borrower is not in violation of any thereof in any material respect and has neither received notice from nor has knowledge of any material claim by any Person that it is now infringing any of the foregoing.

                  15. BROKER'S OR FINDER'S COMMISSIONS. No broker's or finder's or placement fee or commission will be payable with respect to this Financing Agreement, the Term Loan Promissory Notes or the Revolving Loans Promissory Notes or any other Loan Document or the transactions contemplated thereby, and the Borrower will hold the Lenders Agent and each Lender harmless from any claim, demand or liability for broker's or finder's or placement fees or commissions alleged to have been incurred in connection with this Financing Agreement, the Term Loan Promissory Notes, the Revolving Loans Promissory Notes, any other Loan Document or such transactions.

                  16. APPLICATION OF PROCEEDS. The proceeds of the Loans will be used to pay in full the Obligations under the Pre-Petition Agreements to the extent provided for herein, and to provide working capital for, to finance Inventory purchases by, and for other general corporate purposes of the Borrower only to the extent and as set forth in the Budget. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Financing Agreement, or any other Loan Document to violate Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same hereafter may be in effect.

                  17. GOVERNMENTAL CONSENT. Neither the nature of the Borrower, nor any of its respective businesses or properties, nor any relationship between the Borrower and any other Person, nor any circumstance in connection with the transactions contemplated by this Financing Agreement is such as to require any consent, approval or authorization of, or any notice to, or filing, registration or qualification with, any court or administrative or governmental body in connection with the execution and delivery of this Financing Agreement, the Term Loan Promissory Notes or the Revolving Loans Promissory Notes or any other Loan Document, or fulfillment of, or compliance with, the terms and provisions of this Financing Agreement, the Term Loan Promissory Notes or the Revolving Loans Promissory Notes or any other Loan Document, other than the filings, registrations or qualifications under the state securities laws or blue sky laws of any state of the United States of America that may be required to be made or obtained which shall have no bearing on the validity and enforceability of this Financing Agreement, the Term Loan Promissory Notes or the Revolving Loans Promissory Notes or any other Loan Document and other than such filings as may be required to perfect the security interests and other liens contemplated in this Financing Agreement and the other Loan Documents.

                  18. ERISA. Neither the Borrower nor any other Person, including any fiduciary, has engaged in any prohibited transaction (as defined in section 4975 of the Code or section 406 of ERISA) which could subject the Borrower, or any entity which the Borrower has an obligation to indemnify, to any tax or penalty imposed under section 4975 of the Code or section 502 of ERISA. Each Employee Benefit Plan intended to be qualified under section 401(a) or 401(k) of the Code is so qualified. The Borrower has received a letter from the Internal Revenue Service stating that each such plan is so qualified and the Borrower has no knowledge of any operational defects that have occurred since the date of such determination letter that could adversely affect such qualification. Each Employee Benefit Plan is administered in accordance with its terms and in compliance with all applicable law. Except as set forth on Schedule 7.18, (i) with respect to any Employee Benefit Plan, neither the Borrower nor any ERISA Affiliate has failed to make any contribution due under the terms of such plan or as required by law; (ii) there is no lien outstanding or security interest given in connection with a Pension Plan; and (iii) neither the Borrower nor any ERISA Affiliate has incurred an accumulated funding deficiency (as defined in section 302 of ERISA or section 412 of the Code) whether or not waived. With respect to any terminated Pension Plan, the assets have been distributed in full satisfaction of all benefit liabilities thereunder, and any such plan has been terminated in compliance with section 4041 of ERISA and the PBGC has not issued a notice of noncompliance with respect to any such termination. Neither the Borrower nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV or ERISA, including any withdrawal liability. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Employee Benefit Plan subject to Title IV of ERISA, section 412 of the Code or section 302 of ERISA other than those defined benefit pension plans set forth on Schedule 7.18.

                  Neither the Borrower nor any ERISA Affiliate has ever sponsored or maintained, has ever contributed to, or has ever incurred any withdrawal liability under, a Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate has any written or oral commitment to establish, maintain or contribute to any Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has received notice that any Multiemployer Plan is in Reorganization, is Insolvent or is terminating. Neither the Borrower nor any ERISA Affiliate has liability for retiree medical, life insurance or other death benefits (contingent or otherwise) which provide for continuing benefits or coverage after termination of employment or retirement other than as a result of a continuation of medical coverage required under section 4980B of the Code and except as set forth on Schedule 7.18.

                  The unfunded benefit liabilities as of the date of the most recent actuarial valuation for each Pension Plan is set forth on Schedule 7.18 and to the best knowledge of the Borrower, there has been no material adverse change in such liabilities.

                  19. ENVIRONMENTAL COMPLIANCE.

                  (a) Except as disclosed in a written report to Lenders Agent prior to the Closing Date, the Borrower is not in violation, or alleged to be in violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the business, assets or financial condition of the Borrower.

                  (b) The Borrower has not received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that the Borrower has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances as defined by 42 U.S.C. ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss. 9601(33), any medical waste and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been released at any site at which a federal, state or local agency has conducted or has ordered that the Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law or has named the Borrower as a Potentially Responsible Party or is seeking contributions from the Borrower; or (iii) that it is or shall be a name party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

                  (c) To the knowledge of the Borrower and except as disclosed in a written report to Lenders Agent prior to the Closing Date, to the extent such activity would have a material adverse effect on the business, assets or financial condition of the Borrower: (i) no portion of the property of the Borrower has been used for the handling, processing, storage or disposal of Hazardous Substances, except in accordance with applicable Environmental Laws; and except as disclosed in a written report to Lenders Agent prior to the Closing Date, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the property; (ii) in the course of any activities conducted by the Borrower or operators of its properties, no Hazardous Substances have been generated or are being used on the property except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the property of the Borrower, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment; and (iv) in addition, any Hazardous Wastes as defined by 42 U.S.C. ss. 6903(5), if any, that have been generated on any of the property have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge operating in material compliance with such permits and applicable Environmental Laws.

                  20. YEAR 2000. The cost to Borrower of any reprogramming required to permit the proper functioning, in and following the year 2000, of
(a) the computer systems of Borrower and (b) equipment containing embedded microchips (including systems and equipment supplied by others) and the testing of all such systems and equipment, as so reprogrammed, and of the reasonably foreseeable consequences of Year 2000 Problems to Borrower (including reprogramming errors) could not reasonably be expected to result in a material adverse change in the business, condition or prospects of the Borrower. Borrower has adopted and successfully implementing a plan of correction which the Borrower reasonably believes will result in a substantial elimination of Year 2000 Problems before any processing failure of the systems or equipment described in clauses (a) and (b) of the preceding sentence due to such problems which could reasonably be expected to have such a material adverse change and in the event that the aforementioned plan of correction is not timely implemented, is developing a contingency plan which the Borrower reasonably believes will address such processing failures due to Year 2000 Problems prior to such problems resulting in such a material adverse change. As used in this Section, "Year 2000 Problems" means limitations in the capacity or readiness to handle date information, for 1999 or years beginning January 1, 2000, of any of the hardware, firmware or software systems associated with information processing and delivery, operations or services (e.g., security and alarms, elevators, communications, and HVAC) operated by Borrower.

                  21. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any certificate or other document delivered to Lenders Agent or any Lender by or on behalf of the Borrower pursuant to or in connection with this Financing

Agreement or any other Loan Document shall be deemed to constitute representations and warranties under this Financing Agreement with the same force and effect as the representations and warranties expressly set forth herein. All the Borrower's representations and warranties thereunder and hereunder shall survive the execution and delivery of the same and any investigation by Lenders Agent or any Lender.

                  SECTION 8. CERTAIN COVENANTS.

                  1. ADDITIONAL COLLATERAL. The Borrower hereby covenants that, except for the Permitted Encumbrances and the Tax Liens (as to which the Borrower covenants that, from and after entry of the Interim Order, the liens granted under this Financing Agreement shall be senior to and shall prime the Tax Liens), upon entry of the Final Order, the Borrower will be at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; that the Borrower will at any time Lenders Agent requests, execute and deliver to Lenders Agent for its own benefit and the benefit of the Lenders a copyright security agreement in such form as Lenders Agent may reasonably request in order to more effectively create and perfect in favor of Lenders Agent for its own benefit and for the benefit of the Lenders a first priority security interest in any copyrights of the Borrower; that the Borrower will at any time Lenders Agent requests, execute and deliver to Lenders Agent for its own benefit and the benefit of the Lenders a trademark security agreement covering the trademarks of the Borrower as Lenders Agent may reasonably request in order to more effectively create and perfect in favor of Lenders Agent a first priority security interest in such trademarks for the benefit of the Lenders Agent and the Lenders; that the Borrower will at its expense forever warrant and, at Lenders Agent's request, defend the same from any and all claims and demands of any other Person other than the Permitted Encumbrances; and that the Borrower will not grant, create or permit to exist, any lien upon or security interest in the Collateral, or any proceeds thereof, in favor of any other Person other than the Permitted Encumbrances in favor of the holders of the Permitted Encumbrances.

                  2. GUARANTY AND PLEDGE. Within ninety (90) days of the Filing Date, Borrower shall cause (a) D.V. Associates to provide to Lenders Agent a guaranty of the Obligations of the Borrower under this Financing Agreement, and provide a pledge of, and a security interest in, its intellectual property (the "Trademark Security Agreement") as collateral security therefor, substantially in the forms set forth in Exhibits I and J to this Financing Agreement, duly executed by D.V. Associates, and (b) the owners of the common stock, partnership or other equity interests in D.V. Associates issued and outstanding to provide to Lenders Agent a pledge of all of the common stock or partnership or other equity interests of or in D.V. Associates held by them, all in form and substance satisfactory to Lenders Agent and executed by the relevant owner of such stock or other interests. Additionally, Borrower shall cause, within ninety
(90) days of the Filing Date, Charles E. Bradley, Sr. and John G. Poole to execute and deliver guaranties in favor of Lenders Agent each in the amount of $2,500,000 (in respect of principal) substantially in the form annexed hereto as Exhibit K and L respectively.

                  3. INSPECTION RIGHTS. The Borrower will maintain books and records pertaining to the Collateral in such detail, form and scope as Lenders Agent shall reasonably require. The Borrower agrees that Lenders Agent and each Lender or their respective agents may enter upon the Borrower's premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto. The Borrower agrees to afford Lenders Agent and each Lender prior written notice of any change in the location of any Collateral, including, but not limited to, the location of all engineers' drawings, other than to locations, that as of the date hereof, are known to Lenders Agent and each Lender and at which Lenders Agent has filed financing statements and otherwise fully perfected its liens thereon. The Borrower also agrees to advise Lenders Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to Lenders Agent and any Lender therein.

                  4. REPORTS. (a) The Borrower will execute and deliver to Lenders Agent, from time to time, solely for Lenders Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as Lenders Agent may reasonably require, designating, identifying or describing the Collateral pledged or otherwise made subject to the security interest granted to Lenders Agent hereunder. The Borrower's failure, however, to promptly give Lenders Agent such statements, or schedules shall not affect, diminish, modify or otherwise limit Lenders Agent's or any Lender's security interests in the Collateral.

                  (b) As soon as practicable and in any event within five Business Days after the end of each week (including the week in which this Financing Agreement is executed), the Borrower shall furnish to Lenders Agent weekly inventory reports in form and substance reasonably satisfactory to Lenders Agent, and certified by the Borrower's Chief Financial Officer, Chief Executive Officer, or Responsible Person, as satisfactory to Lenders Agent.

                  (c) As soon as practicable and in any event within five Business Days after the end of each week (including the week in which this Financing Agreement is executed), the Borrower shall furnish to Lenders Agent weekly projections and a weekly availability schedule, including monthly balance sheet, statement of operations, and cash flow statements for the six (6) months following the date of execution of this Financing Agreement and through the debtor-in-possession financing period.

                  (d) Promptly after the sending thereof, the Borrower shall give Lenders Agent copies of all written reports given by the Borrower to any official or unofficial committees in the Case.

                  (e) The Borrower shall provide on a daily basis to Lenders Agent reports on (i) daily sales assignment, (ii) daily collections and (iii) daily availability, all in form reasonably satisfactory in form and substance to Lenders Agent.

                  (f) Promptly upon their becoming available, the Borrower shall deliver to Lenders Agent a copy of (i) all reports, financial statements or other information delivered by the Borrower to its Board of Directors, (ii) all reports, proxy statements, financial statements and other information generally distributed by the Borrower to its creditors or the financial community in general, (iii) all reports and notices filed by the Borrower with the Securities and Exchange Commission (to the extent not delivered pursuant to another clause of this provision) and (vi) any audit or other reports submitted to the Borrower by independent accountants in connection with any annual, interim or special audit of the Borrower.

                  5. PERFECTION OF SECURITY INTERESTS. The Borrower will comply with the requirements of all state and federal laws in order to grant to Lenders Agent for the benefit of Lenders Agent and the Lenders valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. Lenders Agent is hereby authorized by the Borrower to file any financing statements covering the Collateral whether or not the Borrower's signature appears thereon. The Borrower will do whatever Lenders Agent may reasonably request, from time to time, by way of: filing notices of liens, Mortgages, financing statements, amendments, renewals and continuations thereof; cooperating with Lenders Agent's custodians; keeping stock records; transferring proceeds of Collateral to Lenders Agent's possession; and performing such further acts as Lenders Agent may reasonably require in order to effect the purposes of this Financing Agreement.

                  6. INSURANCE.

                  (a) The Borrower will maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Required Lenders. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lenders, to be made payable to Lenders Agent, in case of loss, under a standard noncontributory "mortgage", "lender" or "secured party" clause and are to contain such other provisions as Lenders Agent may require to fully protect Lenders Agent's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. True copies thereof are to be delivered to Lenders Agent, premium prepaid, with the loss payable endorsement in Lenders Agent's favor, and shall provide for not less than thirty (30) days' prior written notice to Lenders Agent of the exercise of any right of cancellation. At the Borrower's request or if the Borrower fails to maintain such insurance, Lenders Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on Lenders Agent's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuation of an Event of Default, Lenders Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lenders, have the sole right, in the name of Lenders Agent or the Borrower, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

                  (b) (i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall first reduce the Borrower's Revolving Loans (with payments first to reduce the Overadvances) in inverse order of maturity, and then the Term Loans and such payments will be applied to the Term Loans in the inverse order of maturity of principal repayment installments.

                  (ii) In the event any part of the Borrower's Real Estate or Equipment is damaged by fire or other casualty and the Proceeds from insurance for such damage or other casualty are less than or equal to $100,000, Lenders Agent shall promptly apply such proceeds to reduce the Borrower's outstanding balances under the Revolving Loans (with payments first to reduce the Overadvances) in inverse order of maturity of principal repayment installments.

                  (iii) As long as no Event of Default has occurred and is continuing, the Borrower has sufficient business interruption insurance to replace the lost profits of any of the Borrower's facilities, and the proceeds are in excess of $100,000, the Borrower may elect (by the Borrower delivering written notice to Lenders Agent) to replace, repair or restore such Real Estate or Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Borrower does not, or cannot, elect to use the proceeds as set forth above, Lenders Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lender, apply the proceeds to the payment of the Obligations in such manner and in such order as Lenders Agent may reasonably elect.

                  (iv) If the Borrower elects to use the proceeds for the repair, replacement or restoration of any Real Estate or Equipment, and there is then no Event of Default, (i) proceeds of insurance on Equipment and Real Estate in excess of $100,000 will be applied to the reduction of the Revolving Loans of the Borrower (with payments first to reduce the Overadvances) in inverse order of maturity of principal repayment installments, and (ii) Lenders Agent may set up a reserve against Availability for an amount equal to the proceeds referred to in clause (i) hereof. The reserve will be reduced Dollar-for-Dollar upon receipt of noncancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment or the Real Estate and disbursements in connection therewith. Prior to the commencement of any restoration, repair or replacement of Real Estate, the Borrower shall provide the Lenders Agent with a restoration plan and a total budget certified by an independent third party experienced in construction costing. If there are insufficient proceeds to cover the cost of restoration as so determined, the Borrower shall be responsible for the amount of any such insufficiency prior to the commencement of restoration and shall demonstrate evidence of such before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional certificate of occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Borrower (herein collectively the "Completion"). Upon Completion, any remaining reserve as established hereunder will be automatically released.

                  (v) The Borrower will pay any reasonable costs, fees or expenses which Lenders Agent or any Lender may reasonably incur in connection herewith.

                  7. TAXES. The Borrower will pay, to the extent consistent with the rights and obligations of the Borrower as debtor-in-possession under the Bankruptcy Code, prior to its becoming delinquent, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Borrower or the Collateral and if such taxes remain unpaid after the date fixed for the payment thereof, unless such taxes are being diligently contested in good faith by the Borrower by appropriate proceedings, or if any lien shall be claimed thereunder (x) for taxes due the United States of America or (y) which in the opinion of Lenders Agent might create a valid obligation having priority over the rights granted to Lenders herein, Lenders may, on the Borrower's behalf, pay such taxes, and the amount thereof shall be an Obligation secured hereby and due to Lenders on demand.

                  8. COMPLIANCE WITH LAWS. The Borrower: (a) will comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official which the failure to comply with would have a material and adverse impact on the Collateral, or any part thereof, or on the operation of the Borrower's business; provided, however, that the Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in Required Lenders' reasonable opinion, materially and adversely affect the operation of the business of the Borrower or Lenders Agent's or any Lender's rights or priority in the Collateral; (b) will comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any part thereof, or on the operation of the business of the Borrower. The Borrower hereby indemnifies Lenders Agent and each Lender and agrees to defend and hold Lenders Agent and each Lender harmless from and against any and all loss, damage, claim, liability, injury or expense which Lenders Agent and each Lender may sustain or incur (other than as a result of actions of Lenders Agent or the applicable Lender, as the case may be) in connection with: any claim or expense asserted against Lenders Agent or any Lender as a result of any environmental pollution, hazardous material or environmental cleanup of the Borrower's real property; or any claim or expense which results from the Borrower's operations (including, but not limited to, the Borrower's offsite disposal practices) and the Borrower further agrees that this indemnification shall survive termination of this Financing Agreement as well as the payment of all Obligations due hereunder.

                  9. FINANCIAL STATEMENTS. Until termination of this Financing Agreement and payment and satisfaction of all Obligations, the Borrower agrees that, unless the Required Lenders shall have otherwise consented in writing, the Borrower will furnish to Lenders Agent and each Lender, within ninety (90) days after the end of each fiscal year of the Borrower, an audited Balance Sheet as at the close of such year, and statements of consolidated earnings, cash flow and reconciliation of surplus of the Borrower, audited by independent public accountants selected by the Borrower, and satisfactory to the Required Lenders; within forty-five (45) days after the end of each fiscal quarter a Balance Sheet as at the end of such period and statements of earnings, cash flow and surplus of the Borrower, certified by an authorized financial or accounting officer of the Borrower; and within thirty (30) days after the end of each month monthly interim financial statements, certified by an authorized financial or accounting officer of the Borrower; and from time to time, such further information regarding the business affairs and financial condition of the Borrower as Lenders Agent or any Lender may reasonably request or as may be filed by the Borrower with the Securities and Exchange Commission. The Borrower shall deliver to Lenders Agent and each Lender no later than (30) days prior to Lenders Agent and each fiscal year end of the Borrower a preliminary budget for the following fiscal year. The Borrower shall deliver to each Lender no later than sixty (60) days from the start of each fiscal year of the Borrower, annual cash flow projections for such fiscal year, including a projected balance sheet and statements of earnings, cash flow and surplus. All such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied, subject to year end adjustments. Each financial statement which the Borrower is required to submit hereunder must be accompanied by an Officer's Certificate certifying that: (i) the financial statement(s) fairly and accurately represent(s) the Borrower's and Consolidated Subsidiaries' financial condition at the end of the particular accounting period, as well as the Borrower's operating results during such accounting period, subject to yearend audit adjustments; (ii) during the particular accounting period: (x) there has been no default or condition which, with the passage of time or notice, or both, would constitute a Default or Event of Default under this Financing Agreement; provided, however, that if any Executive Officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in the Officer's Certificate; and (y) the Borrower has not received any notice of cancellation with respect to its property insurance policies; and (iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

                  The Borrower shall furnish to each Lender promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified accountants in connection with the examination of the financial statements and financial, accounting and auditing controls (including, without limitation, management letters) of the Borrower made by such accountants.

                  10. FINAL ORDER; ADMINISTRATIVE PRIORITY; LIEN PRIORITY; PAYMENT OF CLAIMS.

                  (a) The Borrower shall not at any time seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Final Order except for any modifications and amendments agreed to by Lenders Agent;

                  (b) The Borrower shall not at any time suffer to exist a priority for any administrative expense or unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in Sections 503(b), 507(b) and 546(c) of the Bankruptcy Code) equal or superior to the priority of Lenders Agent (for its benefit and that of the Lenders) in respect of the Obligations, except for the Carve-Out;

                  (c) The Borrower shall not at any time suffer to exist any lien on the Collateral having a priority equal or superior to the liens and security interests in favor of Lenders Agent (for its benefit and that of the Lenders) in respect of the Obligations, or any liens except for Permitted Encumbrances;

                  (d) Prior to the date on which the Obligations have been paid in full in cash and the Revolving Line of Credit and this Financing Agreement have been terminated, the Borrower shall not (i) pay any administrative expense claims except (A) professional expenses and (B) other administrative expense claims incurred in the ordinary course of the business of the Borrower, except as otherwise permitted in paragraph 11 of this Section 8; or (ii) apply deposits or prepayments provided to the Borrower by its customers prior to the Filing Date without the prior written consent of Lenders Agent, and any request for any such consent shall be accompanied by such information as Lenders Agent may request, including information regarding the proposed application and evidence that, and how, the relevant deposit or prepayment is being applied to discharge obligations incurred by the Borrower to enable it to complete performance of its obligations to the relevant customers following the Filing Date under the contract giving rise to such deposit or prepayment, after reaffirmation of such contract by both the Borrower and the relevant customer; or, (iii) without Lenders Agent's prior written consent, honor obligations arising prior to the Filing Date to customers to make refunds, adjustments to invoices and apply other credits owed to customers or honor warranties for goods sold by the Borrower to customers prior to the Filing Date, and any request for such a consent shall be accompanied by such information as Lenders Agent may request, including evidence that the relevant customers and the Borrower have reaffirmed the contract in question after the Filing Date.

                  11. CERTAIN RESTRICTIONS. Until termination of this Financing Agreement and payment and satisfaction of all Obligations, the Borrower will not, without the prior written consent of the Required Lenders, except as otherwise herein provided:

A. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

B. Incur or create any Indebtedness other than the Permitted Indebtedness or increase the principal amount of any Permitted Indebtedness;

C. Borrow any money on the security of the Collateral from sources other than the Lenders;

D. Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of the Borrower's assets which do not constitute Collateral;

E. Engage in as Bulk Sales (as defined in the UCC); provided however, that Borrower may engage in Bulk Sales that conform to the requirements of Bankruptcy Case section 363, which are satisfactory to the Required Lenders.

F. Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by the Borrower;

G. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any Person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

H. Declare or pay any dividend of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever of the Borrower, whether now or hereafter outstanding;

I. Make any advance or loan to, or any investment in, any firm, entity, Person or corporation;

J.       Change its fiscal year;

K. Pay amounts in respect of total compensation to its Executive Officers (other than the Responsible Person) and severance payments to its former Chief Executive Officer, William O. Thomas, and Chief Operating Officer, Lawrence Murray, which, in the aggregate, exceed seventy percent (70%) of the aggregate compensation paid to them immediately prior to the Filing Date (for the same relevant period) (as disclosed in Schedule 8.11(K) to this Financing Agreement, for each month of the 12 month period ending June 30, 1999), or pay any such severance pay in excess of the amounts agreed with the individuals named above prior to the date of this Financing Agreement;

L. Make any payments in respect of obligations arising or due prior to the Filing Date (other than repayment of the Pre-Petition Obligations) without the written consent of Lenders Agent; provided, however, that to the extent permitted pursuant to orders of the Bankruptcy Court obtained on notice to Lenders Agent, the Borrower may pay the following obligations which arose prior to the Filing Date, subject to the restrictions specified in this subparagraph: (a) amounts owed in respect of (1) obligations to pay employee wages and salaries, (2) reimbursable employee business expenses, (3) payments owed for payroll deductions and contributions to employee benefit plans, and (4) certain costs and expenses relating to the foregoing, in the aggregate not to exceed $1,750,000; (b) amounts owed in respect of workers' compensation premiums in an amount not to exceed $330,000; (c) trust fund taxes owed by the Borrower to applicable taxing authorities not to exceed $ 240,000 and (d) amounts owed to PriceWaterhouseCoopers prior to the Filing Date in an amount not to exceed $70,950, but only (1) after the date the Bankruptcy Court enters the Final Order and (2) if and (subject to the preceding clause) when the Bankruptcy has entered an order authorizing the retention of PriceWaterhouseCoopers as auditors of the Borrower during the pendency of the Case and PriceWaterhouseCoopers has been so retained.

                  12. FINANCIAL COVENANTS. The Borrower shall at all times perform and be in compliance with each of the financial covenants (as generally described below in this paragraph) that are set forth in a supplement to this Financing Agreement to be executed and delivered by the Borrower, Lenders Agent and the Lenders as soon as practicable after review by Lenders Agent of the Business Plan delivered by the Borrower hereunder and, from and after delivery by it of the Business Plan as provided herein until execution of such supplement, shall, at each month end and each other time indicated in the Business Plan for a projected goal, shall have achieved at least ninety percent (90%) of such goal. For this purpose, it is expected that the Financial Covenants will deal with financial maintenance tests of the kinds set forth in the Pre-Petition Agreements and it is agreed that they shall be such as will require the Borrower to meet those tests at levels that represent ninety percent (90%) of the Borrower's projections set forth in the Business Plan.

                  13. ENVIRONMENTAL COMPLIANCE. The Borrower will advise Lenders Agent in writing of: (a) all expenditures (actual or anticipated) in excess of $200,000 for (x) environmental clean-up, (y) environmental compliance or (z) environmental testing and the impact of said expenses on the Borrower's working capital; and (b) any notices that the Borrower receives from any local, state or federal authority advising the borrower of any of its premises, its waste disposal practices, or waste disposal sites used by the Borrower and to provide Lenders Agent with copies of all such notices if so required.

                  14. TRANSACTIONS WITH AFFILIATES. Without the prior written consent of the Required Lenders, the Borrower will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any Subsidiary or affiliate of the Borrower unless such transaction shall be on an arm's-length basis on terms no less favorable to the Borrower than a transaction with a third party.

                  15. ERISA NOTICES. The Borrower will deliver to Lenders Agent, if and when (but in no case less than ten (10) days from the date of such event)
(i) the Borrower or any ERISA Affiliate gives or is required to give notice to the PBGC of any Reportable Event with respect to any Pension Plan, a copy of the notice of such Reportable Event; (ii) the Borrower or any ERISA Affiliate becomes obligated to contribute to a Multiemployer Plan to which such entity was not obligated to contribute on the Closing Date, a letter of a financial officer describing such event and estimating the future contingent withdrawal liability with respect thereto; (iii) the Borrower or any ERISA Affiliate receives notice of complete or partial withdrawal liability with respect to a Multiemployer Plan or receives notice that a Multiemployer Plan may be or has been terminated, in Reorganization or Insolvency, or receives notice from the administrator of a Multiemployer Plan that indicates the existence of potential withdrawal liability under a Multiemployer Plan, a copy of such notice; (iv) the Borrower or any ERISA Affiliate receives notice from the PBGC of an intent to terminate or appoint a trustee to administer any Pension Plan or Multiemployer Plan, a copy of such notice; (v) the Borrower or any ERISA Affiliate fails to make a timely contribution to a Pension Plan which may give rise or has given rise to an accumulated funding deficiency or a lien, a letter of a financial officer describing such event; (vi) the Borrower or any ERISA Affiliate adopts or proposes to adopt an amendment which may require or requires the granting of a security interest, a letter of a financial officer describing such event; (vii) the Borrower or any ERISA Affiliate fails to make a contribution required under the terms of an Employee Benefit Plan or Pension Plan or as required by law, which failure has a material adverse effect on such Employee Benefit Plan or Pension Plan, a letter of a financial officer describing such event; (ix) if any Pension Plan intending to qualify under section 401(a) or 401(k) of the Code fails to so qualify, a letter of a financial officer describing such event; (x) a transaction prohibited under section 4975 of the Code or section 406 of ERISA occurs resulting in liability to the Borrower or any entity which the Borrower has an obligation to indemnify, a letter of a financial officer describing such event; (xi) any action is taken by the Internal Revenue Service or the PBGC with respect to the pending minimum funding waiver for the Pension Plan for Hourly Rated Employees of the National Acme Copy, a copy of any documentation or other information with respect to such action . Upon the request of any Lender made from time to time, the Borrower will deliver a copy of the most recent actuarial report and annual report completed with respect to any Employee Benefit Plan or any other financial information the Borrower or any ERISA Affiliate has with respect to any Employee Benefit Plan.

                  16. ERISA COVENANT. The Borrower will, maintain all Employee Benefit Plans and Pension Plans in material compliance with all applicable law, including any reporting requirements, and make all contributions due under the terms of each Pension Plan and Employee Benefit Plan or as required by law.

                  17. CERTAIN NOTICES.

                  (a) The Borrower shall notify Lenders Agent of litigation involving the Borrower.

                  (b) The Borrower shall give or cause to be given or served on Lenders Agent and its counsel copies of all pleadings, motions, applications, financial information and reports and other papers and documents filed or received by the Borrower in or relating to the Case.

                  (c) The Borrower shall notify Lenders Agent promptly of receipt of any Asset Disposition Proceeds and, in advance, of its intention to cash any check expected to generate or otherwise seek to receive any Asset Disposition Proceeds, the Borrower shall take such steps as Lenders Agent may request to cause such Asset Disposition Proceeds to be credited directly to Lenders Agent by the financial institution or other Person making the relevant payment.

                  18. OPERATING LEASES AND CAPITAL LEASES. Without the prior written consent of Lenders Agent, the Borrower shall not: (a) enter into any Operating Lease or (b) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise).

                  SECTION 9. INTEREST, FEES, EXPENSES AND ASSIGNMENTS.

                  1. INTEREST ON REVOLVING LOANS. Interest on the Revolving Loans shall be payable monthly on each Monthly Date commencing with July 1999, and shall be an amount calculated at a rate per annum equal to (a) the Chase Bank Rate plus (b) three percent (3.00%) per annum (the "Revolving Loan Margin"). In the event of any change in said The Chase Manhattan Bank Rate, the rate applicable to the Revolving Loans under clause (a) above shall change, as of the first day of the month following any change, so as to remain three percent (3.00%) above the Chase Manhattan Bank Rate. All rates hereunder shall be calculated based on a 360-day year for the actual number of days elapsed. Lenders Agent shall be entitled to charge the Borrower's account at the rate provided for herein when due until all Obligations have been paid in full.

                  2. INTEREST ON TERM LOANS. Interest on each of the Term Loans shall be payable monthly on each Monthly Date, commencing July 1999 on the unpaid balance or on payment in full prior to maturity in an amount calculated at a rate per annum equal to (a) the Chase Bank Rate plus (b) four percent (4.00%) per annum (the "Term Loan Margin"). In the event of any change in said Chase Bank Rate, the rate applicable to the Term Loans shall change, as of the first day of the month following any change, so as to remain four percent (4.00%) above the Chase Bank Rate. All rates applicable to the Term Loans shall be calculated based on a 360-day year for the actual number of days elapsed. Lenders Agent shall be entitled to charge the Borrower's account in respect of interest on Term Loans at the rate provided for herein when due until all Obligations in respect of interest on Term Loans have been paid in full.



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                  3. INCREASED COSTS. In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any governmental authority charged with the administration thereof or compliance by any Lender (or any corporation directly or indirectly owning or controlling such Lender) with any request or directive from any central bank or other governmental authority, agency or instrumentality:

                  (a) does or shall subject such Lender to any tax of any kind whatsoever with respect to any loans or advances or its obligations under this Financing Agreement to make loans or advances, including, without limitation, CITBC's Letter of Credit Guaranties (or the payments to be made by other Lenders hereunder to CITBC on account of their respective Participations purchased pursuant to Section 16), or changes the basis of taxation of payments to such Lender of principal, interest or any other amount payable hereunder in respect of its loans or advances (except for imposition of, or change in the rate of, tax on the overall net income of such Lender, other than a tax imposed solely or primarily on United States branches or subsidiaries of foreign corporations); or

                  (b) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisitions of funds by, any office of such Lender in respect of its loans or advances including, without limitation, CITBC's Letter of Credit Guaranties (or the payments to be made by other Lenders hereunder to CITBC on account of their respective Participations purchased pursuant to Section 16), which is not otherwise included in the determination of the applicable rate or rates of interest hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its loans or advances hereunder or its commitment to make such loans or advances, or to reduce any amount receivable hereunder in respect of its loans and advances, including, without limitation, CITBC's Letter of Credit Guaranties (or the payments to be made by other Lenders hereunder to CITBC on account of their respective Participations purchased pursuant to Section 16), then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduction in such amount receivable which such lender deems to be material as determined by such Lender. No failure by any Lender to demand compensation for any increased cost shall constitute a waiver of such Lender's right to demand such compensation at any time; provided, however, that such Lender shall notify the Borrower of any such increased cost within ninety (90) days after the officer of such Lender having primary responsibility for this Financing Agreement has obtained knowledge of such increased cost. A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by any Lender to the Borrower shall be conclusive absent manifest error.



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

                  4. CAPITAL ADEQUACY.

                  (a) If either (i) the introduction of, the adoption or effectiveness of or any change or phasing in of any law or regulation or in the interpretation thereof by any United States or foreign governmental authority charged with the administration thereof, (ii) compliance with any directive, guideline, decision or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the Closing Date, or (iii) compliance with the Risk-Based Capital Guidelines of the Federal Reserve System as set forth in 12 C.F.R., Parts 208 and 225, or of the Comptroller of the Currency, Department of Treasury, as set forth in 12 C.F.R., Part 3 or similar legislation, rules, guidelines, directives or regulations issued by any United States or foreign governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender (or any lending office of any Lender) or any corporation directly or indirectly owning or controlling any Lender, and such Lender shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on such Lender's capital or the asset value to such Lender of any loan or advance made by such Lender as a consequence, directly or indirectly, of its obligations to make and maintain the funding of loans and advances hereunder (including, without limitation, CITBC's Letter of Credit Guaranties and its obligation hereunder to make them and the payments to be made by other Lenders hereunder to CITBC on account of their respective Participations purchased pursuant to Section 16, and their commitments to make such payments) to a level below that which such Lender could have achieved but for such introduction, change or compliance (after taking into account such Lender's policies regarding capital adequacy) by an amount deemed by such Lender to be material, then, upon demand by such Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as shall be sufficient to compensate such Lender for such reduction in the rate of return. A certificate as to such amounts submitted to the Borrower and by any Lender setting forth the determination of such amounts that will compensate such Lender for such reductions shall be presumed correct absent manifest error.

                  (b) If any Lender requests compensation pursuant to paragraph 6, the Borrower may require that such Lender transfer all of its right, title and interest under this Financing Agreement to any commercial bank (having undivided capital and surplus of no less than $1,000,000,000) identified by the Borrower, pursuant to an assignment and acceptance agreement, if such bank (a "Proposed Lender") agrees to assume all of the obligations of such Lender hereunder and under any other documents entered into by such Lender in connection with this Financing Agreement for consideration equal to the sum of
(i) the outstanding principal amount of such Lender's pro rata share of loans and advances hereunder, (ii) accrued interest on such loans and advances to the date of such transfer, and (iii) all other amounts payable hereunder to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under paragraph 6 as if all of such Lender's loans and advances were being prepaid in full on such date). Subject to the approval of such Proposed Lender in the reasonable discretion of such Lender, and such assignment and acceptance agreement, such Proposed Lender be a "Lender" for all purposes hereunder.



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

                  5. OUT-OF-POCKET EXPENSES. On the Closing Date and from time to time upon demand (which, without limiting the foregoing, may be made on the Commitment Termination Date, should the Closing Date not occur), the Borrower shall reimburse or pay the Lender and the Lenders Agent, as the case may be, for all Out-of-Pocket Expenses of the Lender and the Lenders Agent.

                  6. LINE OF CREDIT FEE. On the first day of each month, commencing with the month after the Closing Date occurs, the Borrower shall pay the Lenders Agent for distribution among the Lenders in accordance with their respective Commitments during the preceding calendar month the Line of Credit Fee, calculated on the basis of a 360-day year for the actual number of days elapsed during such month.

                  7. LOAN FACILITY FEE. To induce each Lender to enter into this Financing Agreement and to extend to the Borrower the Loans, the Borrower shall pay to Lenders Agent for distribution among the Lenders in accordance with their respective Shares a Loan Facility Fee in the amount of $300,000, payable on the Closing Date.

                  8. COLLATERAL MANAGEMENT FEE. On the Closing Date, the Borrower shall pay the Collateral Management Fee to Lenders Agent. Payment of this fee shall be made as contemplated in paragraph 12(b) of this Section 9, to the extent funds are available as provided therein. The Collateral Management Fee paid pursuant to this provision shall not be refundable in whole or in part (regardless of whether this Financing Agreement remains in effect for less than one year).

                  9. LETTER OF CREDIT GUARANTY FEE. The Borrower shall pay Lenders Agent the Letter of Credit Guaranty Fee, which shall be an amount equal to three percent (3%) per annum (calculated on the basis of a 360-day year for the actual number of days elapsed), payable monthly in arrears on each Monthly Date, on the maximum amount drawable from time to time under Letters of Credit plus any bank charges which CITBC may incur in connection with the Letter of Credit Guaranties.

                  10. AGENT AND SYNDICATION FEE. On the Closing Date, the Borrower shall pay Lenders Agent, for distribution among the Lenders in accordance with their respective Commitments, the Agent and Syndication Fee.

                  11. MISCELLANEOUS FEES. The Borrower shall pay Lenders Agent's standard charges for, and the fees and expenses of, the Lenders Agent personnel used by Lenders Agent for reviewing the books and records of the Borrower and for verifying, testing protecting, safeguarding, preserving or disposing of all or any part of the Collateral; provided, however, that the foregoing shall not be payable until the occurrence of and during the continuance of an Event of Default.

                  12. DEPOSIT ON ACCOUNT FEES AND EXPENSES; CHARGE TO BORROWER'S ACCOUNT. (a) On the date of execution of this Agreement by the Borrower, the Borrower shall pay to the Lenders' Agent the amount of $100,000, to be applied on the Closing Date, to the Out-of-Pocket Expenses payable on the Closing Date pursuant to paragraph 5 of this Section 9 and, to the extent any portion of that amount remains after such



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

application, to be applied to the Collateral Management Fee payable pursuant to paragraph 8 of this Section 9 on the earlier of the Closing Date and the Commitment Termination Date, should the Closing Date not occur. The Borrower hereby irrevocably authorizes and instructs Lenders Agent to so apply the amount paid by the Borrower with the Lenders Agent pursuant to this provision and acknowledges that no portion of such amount will be refundable to the Borrower unless the Lenders terminate this Financing Agreement without making any Loans hereunder for any reason other than the nonsatisfaction of any of the conditions set forth in Section 2. In this case, Lenders Agent shall refund to the Borrower any portion of the amount paid by the Borrower pursuant to this paragraph 12(a) to the extent it exceeds the Out-of-Pocket Expenses payable as provided in this provision and paragraph 5 of this Section 9.

                  (b) The Borrower hereby authorizes Lenders Agent and the Lenders to charge the Borrower's accounts with Lenders Agent or such Lender with the amount of all payments due hereunder as such payments become due. The Borrower confirms that any charges which Lenders Agent or a Lender may so make to the Borrower's account as herein provided will be made as an accommodation to the Borrower and solely at Lenders Agent's or such Lender's discretion.

                  13. ASSIGNMENTS AND PARTICIPATIONS.

                  (a) Each Lender may assign its rights and delegate its obligations under this Financing Agreement and further may assign, or sell participations in, all or any part of the Obligations, the Revolving Line of Credit, Commitment, the Revolving Loans, Term Loans, and any other interest herein or therein to any affiliate or to one or more other Persons. The Borrower acknowledges that in assigning or selling participations of any of its interests under this Financing Agreement, such Lender may grant to such participant certain rights which would require the participant's consent to certain waivers, amendments and other actions with respect to the provisions of this Financing Agreement.

                  (b) The Borrower authorizes each Lender to disclose to any participant or purchasing lender (each, a "Transferee") and any bona fide prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Financing Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its affiliates prior to entering into this Financing Agreement.

                  (c) In the case of an assignment authorized under this paragraph 13, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were originally a party hereunder and the assigning party shall be relieved of its obligations hereunder with respect to its Revolving Line of Credit, Commitment, Revolving Loans or Term Loans or assigned portion thereof on and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment permitted hereunder will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a Lender under this Financing




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Agreement. The Borrower shall, promptly after demand, execute and deliver to each Lender involved in an assignment provided for herein such Notes as are necessary to reflect the effects of the assignment. If such Lender was a Lender prior to such assignment, such Lender shall, after receipt of each requested new Note, return to the Borrower the Notes superseded by such new Notes which are then in such Lender's possession. If any such superseded Note has been lost, the provisions of Section 14, paragraph 22, shall apply.

                  (d) The Borrower may not assign or transfer any of its rights or obligations hereunder.

                  (e) Each Lender agrees that to the extent any payment is received by it on any of Borrower's obligations under any Note, whether by counterclaim, setoff, banker's lien, by realizing on Collateral or otherwise and such payment results in such Lender receiving a greater payment than it would have been entitled to under the terms of this Financing Agreement had the total amount of such payment been paid directly to Lenders Agent for disbursement, then such Lender shall immediately purchase for cash from the other Lenders, an additional Participation and a participation or other interest from the other Lenders in such Note (subject to the same terms and conditions provided for herein), sufficient in amount so that such payment shall effectively be shared pro rata with such Lenders, and the other Lenders in accordance with the amount, and to the extent, of their respective interests in the Revolving Loans Promissory Notes and Term Loan Promissory Notes; provided, however, that if all or any portion of such payment is thereafter recovered from such Lender at any time, the purchase shall be rescinded and the purchase price returned to the extent of such recovery, but without interest or other return thereof.

                  SECTION 10. POWERS.

                  The Borrower hereby authorizes Lenders Agent or any person or agent Lenders Agent may designate as its attorneyinfact, at the Borrower's cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Borrower's Obligations to Lenders Agent and the Lenders have been paid in full:

                  (a) To receive, take, endorse, sign, assign and deliver, all in the name of Lenders Agent or the Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

                  (b) To receive, open and dispose of all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lenders Agent may designate;

                  (c) To request from customers indebted on Accounts at any time, in the name of Lenders Agent or the Borrower or that of Lenders Agent's designee, information concerning the amounts owing on the Accounts;



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

                  (d) To transmit to customers indebted on Accounts notice of Lenders Agent's interest therein and to notify customers indebted on Accounts to make payment directly to Lenders Agent for the Borrower's account; and

                  (e) To take or bring, in the name of Lenders Agent or the Borrower, all steps, actions, suits or proceedings deemed by Lenders Agent necessary or desirable to enforce or effect collection of the Accounts.

                  Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b) and (e) above may only be exercised after the occurrence of and during the continuance of an Event of Default.

                  SECTION 11. EVENTS OF DEFAULT AND REMEDIES.

                  1. Notwithstanding anything hereinabove to the contrary, the Lenders may terminate this Financing Agreement and/or their Commitments hereunder immediately upon the occurrence of any of the following (herein "Events of Default"):

                  (a) cessation of the business of the Borrower;

                  (b) any representation or warranty contained herein (other than those referred to in subparagraph (d) below) shall prove to have been false in any material respect when made or in any other written agreement, including, without limitation, any Loan Document or any document delivered by the Borrower to Lenders Agent or any Lender in connection herewith or therewith or the transactions contemplated hereby or thereby;

                  (c) breach by the Borrower of any covenant in this Financing Agreement (other than those referred to in subparagraph (d) below) or in any other written agreement between the Borrower and the Lenders or Lenders Agent, including, without limitation, any Loan Document, or any other document delivered by the Borrower to the Lenders or Lenders Agent in connection herewith or therewith or the transactions contemplated hereby or thereby, if such breach shall not have been remedied within five (5) days after such breach;

                  (d) breach by the Borrower of any warranty, representation or covenant set forth in any of the following provisions of this Financing
Agreement: Section 3, paragraph 3 (other than the third sentence of paragraph
3); Section 6, paragraphs 3 or 4; Section 8, paragraphs 1, 6(a) or (b), 7 or 11;
Section 8, paragraph 2; failure by the Borrower to modify or establish lock-box arrangements satisfactory to Lenders Agent as specified in Section 2, paragraph 2(j) by the time there specified; failure by the Borrower to deliver or cause to be delivered to Lenders Agent any of the Term Loan Promissory Notes to be delivered pursuant to Section 2, paragraph 2(p) after the relevant Term Loan has been made in accordance with that provision or failure by the Borrower to deliver or cause to be delivered to Lenders Agent any of the agreements or other documents provided for in Section 2, paragraph 1(j) not later than the date that is 14 days after the Filing Date (it being understood that the reference in this provision to this delivery requirement shall in no way limit treatment of delivery of those documents as a condition



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precedent to the obligations of the Lenders to make Loans hereunder); or failure by the Borrower to deliver the Business Plan as and when provided in Section 2 or otherwise to cooperate in supplementing this Financing Agreement as contemplated in Section 8, paragraph 12;

                  (e) failure of the Borrower to pay when due (i) any of the principal of the Revolving Loans or Term Loans, or (ii) to pay any of the interest on the Revolving Loans or any of the Term Loans within two (2) Business Days of the due date thereof or (iii) to reimburse CITBC on any Letter of Credit Guaranty when requested by CITBC; provided, however, that nothing contained herein shall prohibit Lenders Agent from charging such amounts to the Borrower's account on the due date thereof;

                  (f) an order with respect to the Case shall be entered by the Bankruptcy Court, or the Borrower shall file an application for an order with respect to the Case, (i) appointing a trustee in the Case or (ii) appointing an examiner in the Case with the authority to perform the duties of a trustee in respect of the estate of the Borrower or the operation of the business of the Borrower, in addition to those duties set forth in subsections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code;

                  (g) an order with respect to the Case shall be entered by the Bankruptcy Court, or the Borrower shall file an application for an order, converting the Case to a case under Chapter 7 of the Bankruptcy Code;

                  (h) entry of an order by the Bankruptcy Court confirming a plan of reorganization in the Case which does not contain a provision for termination of the Commitment and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents on or before the effective date of such plan;

                  (i) entry of an order by the Bankruptcy Court, or the Borrower shall file an application for an order, dismissing the Case which does not contain a provision for termination of the Commitment and payment in full in cash of all Obligations of the Borrower hereunder and under the other Loan Documents;

                  (j) entry of an order by the Bankruptcy Court with respect to the Case or the Borrower shall file an application for an order with respect to the Case, in each case without the express prior written consent of Lenders Agent, (i) to revoke, reverse, stay, modify, supplement or amend the Final Order or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have an administrative priority as to the Borrower equal or superior to the priority of the claims of the Lenders Agent and the Lenders in respect of the Obligations, or (iii) to grant or permit the grant of a lien on the Collateral;

                  (k) an application for any of the orders described in clauses
(g), (h) or (i) above shall be made by a Person other than the Borrower and such application is not contested by the Borrower in good faith and the relief requested is granted in an order that is not stayed pending appeal;



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

                  (l) an order shall be entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of the Borrower other than the Lenders Agent and the Lenders in their capacities as such with respect to any claim in an amount equal to or exceeding $100,000 in the aggregate; provided, however, that it shall not be an Event of Default if relief from the automatic stay is lifted solely for the purpose of
(i) allowing such creditor to determine the liquidated amount of its claim against the Borrower or (ii) seeking payment from a collateral source other than the Borrower;

                  (m) (i) a default by the Borrower shall have occurred and be continuing in any payment of principal of or interest on any other obligation for borrowed money other than the Subordinated Debt (or any obligation or obligations under a conditional sale or other title retention agreement or any obligation or obligations issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto in each case involving any individual obligation or one or more obligations in an aggregate principal amount of $50,000 or more or (ii) a default by the Borrower shall have occurred and be continuing in the performance of any other agreement, term or condition contained in any agreement under which any such obligation referred to in clause
(i) is created (or if any other default under any such agreement shall occur and be continuing) if the effect of such default is to cause, or permit the holder or holders of such obligation or obligations (or a trustee on behalf of such holder or holders) to cause, such obligation or obligations to become due prior to its or their stated maturity in each case involving any individual obligation or one or more obligations in an aggregate principal amount of $250,000 or more;

                  (n) the Borrower or any other Person engages in a transaction in connection with which the Borrower or any entity which the Borrower has an obligation to indemnify, could be subject to liability for either a civil penalty assessed pursuant to section 502 of ERISA or a tax imposed by section 4975 of the Code; except for those matters existing on the date hereof and set forth on Schedule 7.18, an accumulated funding deficiency (as defined in section 302 of ERISA or section 412 of the Code), whether or not waived, exists with respect to any Pension Plan or a lien arises with respect to any Pension Plan; a security interest is granted with respect to any Pension Plan; a Pension Plan is terminated; a Reportable Event (other than the commencement of the Case) occurs or proceedings commence to terminate or to have a trustee appointed to terminate any Pension Plan which Reportable Event or commencement of proceedings or appointment is, in the reasonable opinion of the Required Lenders, likely to result in the termination of any such Pension Plan; the Borrower or any ERISA Affiliate incurs or is likely to incur any liability in connection with a withdrawal from or the Insolvency, Reorganization or termination of a Multiemployer Plan or with respect to section 515 of ERISA; or any other similar event or condition shall occur or exist with respect to any Employee Benefit Plan;

                  (o) this Financing Agreement, any Post-Petition Loan Document, the Interim Order or the Final Order shall, for any reason, cease to create a valid lien in any



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of the Collateral purported to be covered thereby or such lien shall cease to be a perfected lien and, at any time after entry of the Interim Order, a first priority lien, including, without limitation, a first-priority priming lien senior to the Tax Liens (subject only to Permitted Encumbrances existing as of the Petition Date) pursuant to section 364(c) and 364(d) of the Bankruptcy Code against Borrower's estates;

                  (p) any Person other than the Borrower with obligations under any of the guaranties, pledges or other security agreements identified in
Section 2, paragraph 1(j), or Section 8, paragraph 2, of this Financing Agreement or under the Intercreditor Agreement repudiates or denies such Person's obligations thereunder, or any such agreement for any reason, without the prior written consent of Required Lenders ceases to be in full force and effect other than in accordance with its terms as they exist on the date of execution of such agreement;

                  (q) the Obligations of the Borrower under the Pre-Petition Agreements are not satisfied on the earlier of (i) the date the Final Order is entered by the Bankruptcy Court or (ii) the Commitment Termination Date, through application of the proceeds of Loans to be made hereunder to the Borrower on such date as provided herein (or otherwise) for any reason other than (i) failure by the Lenders to perform their obligations hereunder to make such Loans (including, without limitation, Borrower's inability to borrow the full amount of the Total Term Loan Commitment because that amount, when added to the Revolving Loans outstanding and the outstanding amount of the Letter of Credit Guaranties would exceed the Total Commitment) or (ii) in the case of such Obligations in respect of the Pre-Petition Term Loans, a determination by Lenders Agent that the proceeds of the Loans made hereunder on the earlier of such dates should not be applied to repay such Pre-Petition Term Loan Obligations;

                  (r) the Borrower shall fail, upon receipt of any of the Asset Disposition Proceeds, from time to time, to pay the full amount thereof to Lenders Agent for application as provided in Section 4, paragraph b of this Financing Agreement;

                  (s) at any time after the first appointment of a Responsible Person approved by order of the Bankruptcy Court, Borrower's business shall cease to be operated by a Responsible Person (which may be the Person initially appointed as the Responsible Person with the approval of the Bankruptcy Court or another Person subsequently approved of by the Bankruptcy Court and who, prior to his approval and retention, was approved by Lenders Agent).

                  2. Upon the occurrence and continuation of a Default and/or an Event of Default, and with the written consent of all Lenders, all loans and advances provided for herein shall be thereafter in the Lenders' sole discretion and the obligation of the Lenders or CITBC, as the case may be, to make Revolving Loans or Term Loans and/or assist in opening Letters of Credit shall cease, and at the option of Lenders Agent upon the occurrence and continuation of an Event of Default: (i) all Obligations shall become immediately due and payable; provided, however, that Lenders Agent has given the Borrower three Business Days' written notice of the Event of Default; provided, further, however, that no notice is required if the Event of Default is an Event of Default listed in



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paragraph 1(f), 1(g), 1(h), 1(I), 1(j), 1(k), 1(l) or 1(o) of this Section 11;
(ii) the Lenders may charge the Borrower the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 9, paragraphs 1 and 2 of this Financing Agreement; and
(iii) the Lenders may immediately terminate this Financing Agreement upon notice to the Borrower; provided, however, that no notice of termination is required if the Event of Default is any of the events listed in any of sub paragraphs (f) through (l) of this Section 11, paragraph 1. The exercise of any option is not exclusive of any other option which may be exercised at any time by the Lenders.

                  3. Upon three Business Days' notice to the Borrower following the occurrence of any Event of Default and as long as such Event of Default is continuing, Lenders Agent may to the extent permitted by law: (a) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or Lenders Agent may use, at the Borrower's expense, such of the Borrower's personnel, supplies or space at the Borrower's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Borrower or Lenders Agent, and generally shall have all other rights respecting said Accounts, including, without limitation, the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Borrower or Lenders Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement to the extent permitted by applicable law, at public or private sale, for cash, on credit or otherwise, at Lenders Agent's sole option and discretion, and Lenders Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Borrower to the extent permitted by law; (d) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory and Equipment without judicial process, and to enter any premises where any Inventory and Equipment may be located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. Lenders Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Borrower or Lenders Agent, or in the name of such other party as Lenders Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as Lenders Agent in its sole discretion may deem advisable, and Lenders Agent and the Lenders shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, Lenders Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as Lenders Agent shall deem appropriate. The Borrower agrees, at the request of Lenders Agent, to assemble the Inventory and Equipment and to make it available to Lenders Agent at premises of the Borrower or elsewhere and to make available to Lenders Agent the premises and facilities of the Borrower for the purpose of Lenders Agent's taking possession of, removing or putting the Inventory and Equipment in saleable form.



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

However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days' notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from Lenders Agent's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by Lenders Agent to the payment of the Obligations, whether due or to become due, in such order as Lenders Agent may elect, and the Borrower shall remain liable to Lenders Agent for any deficiencies, and Lenders Agent in turn agrees to remit to the Borrower or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Mortgages shall govern the rights and remedies of Lenders Agent thereto.

                  SECTION 12. TERMINATION.

                  Except as otherwise permitted herein, this Financing Agreement and the Commitments and the Revolving Line of Credit shall terminate as of the Final Maturity Date. Notwithstanding the foregoing, the Lenders may terminate the Financing Agreement immediately upon the occurrence of an Event of Default. All Obligations shall become due and payable as of any termination hereunder or under Section 11 hereof and, pending a final accounting, Lenders Agent and each of the Lenders may withhold any balances in the Borrower's account (unless supplied with an indemnity satisfactory to all the Lenders) to cover all of the Borrower's Obligations, whether absolute or contingent. All of Lenders Agent's and each Lender's rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

                  SECTION 13. INDEMNIFICATION.

                  In addition to the payment of expenses pursuant to Section 9 of this Financing Agreement, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold Lenders Agent and each Lender and the officers, directors, partners, employees, agents, affiliates and attorneys of Lenders Agent and each Lender (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of attorneys and accountants for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by the Borrower or by any other Person as against Lenders Agent or such Lender or any other Person, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of a Default or Event of Default under this Financing Agreement or (except to the extent provided for or limited elsewhere in this Financing Agreement) the consummation of the transactions contemplated hereby or in any other Loan Document or guaranty or other security agreement to be delivered to the Lenders or Lenders Agent hereunder by Borrower or any other Person, the use or intended use of the proceeds of the Loans or the exercise of any



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

right or remedy hereunder, including, without limitation, any obligations which may become due and payable after the termination of this Financing Agreement (the "Indemnified Liabilities"); provided, however, that the Borrower shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities to the extent arising from the gross negligence or willful misconduct of any Indemnitee as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

                  SECTION 14. MISCELLANEOUS.

                  1. The Borrower hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment in connection with the Loans and the Borrower's other Obligations under the Loan Documents. No delay or omission of Lenders Agent or any Lender or the Borrower to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by Lenders Agent or any Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

                  2. This Financing Agreement and the documents executed and delivered in connection herewith constitute the entire agreement between the Borrower and the Lenders Agent and the Lenders and supersede any prior agreements, except the Pre-Petition Agreements. No amendment or waiver of any provision of this Financing Agreement or any other Loan Document nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lenders Agent and the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent, shall, unless in writing and signed by all Lenders do any of the following: (1) increase the Revolving Line of Credit, the Commitments, the Revolving Loans, the Term Loans or the Letter of Credit Guaranties; (2) reduce the principal of, or interest payable hereunder or under the Revolving Loans Promissory Note or the Term Loan Promissory Notes; (3) postpone any date fixed for any payment of principal of, or interest payable hereunder or under the Revolving Loans Promissory Note or the Term Loan Promissory Notes, or waive any default in the payment of principal, interest or any other amount due hereunder or under any Loan Document; (4) change the definition of "Availability" or any other definitions used to compute such term;
(5) change any of the financial covenants in this Agreement; (6) waive an Event of Default of the Borrower; (8) change the definition of "Required Lenders"; or
(9) amend this Section or any other provision requiring the consent of all Lenders. No failure on the part of the Lenders Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any



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

other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  3. In no event shall the Borrower, upon demand by the Lenders Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, no Lender shall ever be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If any Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Borrower. This paragraph shall control every other provision hereof and of any other agreement made in connection herewith.

                  4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

                  5. THE BORROWER, LENDERS AGENT, AND EACH LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT. THE BORROWER, LENDERS AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE BORROWER, LENDERS' AGENT OR SUCH LENDER, AS THE CASE MAY BE, AT THE ADDRESS PROVIDED HEREIN FOR NOTICES.

                  6. (a) The obligations of the Borrower hereunder and under the other loan documents shall be construed as continuing, absolute and unconditional without regard to (and the Borrower hereby waives any right or claim it may have with respect to) (a) the validity or enforceability of this Financing Agreement, or any other loan document at any time or from time to time held by the Lenders Agent or any Lender, as against or with respect to the Borrower, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Lenders Agent or any Lender, or (c) any other circumstances whatsoever which constitute, or might be construed to constitute, an equitable or legal discharge of the Borrower hereunder, in bankruptcy or in any other instance. When Lenders Agent or any Lender is pursuing rights and remedies hereunder against the Borrower, Lenders Agent or such lender, as the case may be, may, but shall be under no obligation to, pursue such rights and remedies as it may have against another person or against any collateral security or guaranty or any right of offset with respect thereto, and



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

any failure by Lenders Agent or such Lender, as the case may be, to pursue such other rights or remedies or to collect any payments from such other Borrower or person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of such other person or of any such collateral security, guaranty or right of offset, shall not relieve the Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lenders Agent or such Lender, as the case may be, against the Borrower.

                  (b) The obligations of the Borrower hereunder shall continue to be effective, or be reinstated, as the case may be, if at any time any payment of, by or for the Borrower is rescinded or must otherwise be restored or returned by Lenders Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

                  7. The Borrower authorizes and Lenders Agent and each of the Lenders shall have the right, upon five (5) Business Days' prior written notice, upon any amount becoming due and payable hereunder, to setoff and apply against any and all property held by, or in the possession of Lenders Agent or any Lender or the Collateral the Obligations due and payable to Lenders Agent or any of the Lenders; provided, however, that if an Event of Default has occurred and is continuing, Lenders Agent and each of the Lenders shall not be required to give notice prior to the exercise of their rights set forth in this paragraph 7.

                  8. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered or sent by telegram or telex, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

         (A)      if to Lenders Agent, at:

                  The CIT Group/Business Credit, Inc.
                  1211 Avenue of the Americas
                  New York, New York 10036
                  Facsimile Number:  (212) 536-1328
                  Attn:   Ben Landriscina

                  with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas,
                  New York, NY  10019-6092
                  Facsimile Number:  (212) 259-6333
                  Attn:  Stuart Hirshfield



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

         (B)      if to the Borrower, at:

                  DeVlieg-Bullard, Inc.
                  1900 Case Parkway
                  Twinsburg, OH 44087
                  Attn:  Richard W. Sappenfield
                  Facsimile Number:  (330) 405-6665

                  with a copy to:

                  McDonald, Hopkins, Burke & Haber Co., L.P.A.
                  2100 Bank One Center
                  600 Superior Avenue, E.
                  Cleveland, OH 44114-2653
                  Facsimile Number:  (216) 348-5474
                  Attn:  Shawn M. Riley

                           and

                  Bass, Berry & Sims PLC
                  First American Center
                  Nashville, TN  37238
                  Attn:  J. Page Davidson
                  Facsimile Number:  (615) 742-6293

         (C) if to a Lender, to its address for notices identified on the signature pages of this Financing Agreement,

or to such other address as any party may designate for itself by like notice.

                  9. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                  10. All representations, warranties and indemnities contained herein or made in writing by the Borrower in connection herewith shall survive the execution and delivery of this Financing Agreement, for so long as any Obligations remain outstanding, unless otherwise stated herein, regardless of any investigation made by Lenders Agent or any Lender or on behalf of Lenders Agent or any Lender.

                  11. All covenants and agreements contained in this Financing Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. References herein to a party by name shall be understood to include any successor to such party.

                  12. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Financing Agreement required to be satisfactory to any or all of the Lenders, the determination of such satisfaction shall be made by such Lender in its sole and exclusive judgment exercised in good faith.

                  13. The descriptive headings of the several paragraphs of this Financing Agreement and the table of contents are inserted for convenience only and do not constitute a part of this Financing Agreement.

                  14. This Financing Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Financing Agreement to produce or account for more than one such counterpart. Facsimile signatures on this Financing Agreement and any other Loan Document shall be treated for all purposes as binding on such signatory to the same extent as an original signature. If a party delivers an executed counterpart of this Financing Agreement or any other Loan Document by facsimile, such party shall, within one-business day of that delivery, deliver original executed counterparts to the other party by overnight courier.

                  15. If the date for making any payment or the last date for performance of any or the exercising of any right, as provided in this Financing Agreement, shall not be a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day, with the same force and effect as if done on the nominal date provided in this Financing Agreement, except that interest shall accrue and be payable for the period after such nominal date.

                  16. The Borrower will hold Lenders Agent and each Lender harmless from any claim, demand or liability for broker's or finder's or placement fees or commissions alleged to have been incurred in connection with this Financing Agreement, the Revolving Loans Promissory Note, the Term Loan Promissory Notes or the transactions contemplated hereby or thereby.

                  17. The Borrower and each Lender shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Financing Agreement and the consummation of the transactions contemplated hereby.

                  18. All of the obligations of the Borrower hereunder shall survive the repayment of principal and interest under any loans or advances made or issued hereunder and all other obligations.

                  19. In consideration of the Loans to be made to the Borrower hereunder, the Borrower hereby agrees not to assert and affirmatively waives any claim the Borrower otherwise might have under section 506(c) of the Bankruptcy Code and agrees



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
that the Collateral securing the Obligations to Lenders Agent and the Lenders may be charged with costs or expenses only as provided for under paragraph 2 of
Section 6.

                  20. In consideration of the Loans to be made to the Borrower hereunder, the Borrower hereby agrees not to assert and affirmatively waives any claim the Borrower might have under Section 510 of the Bankruptcy Code against Lenders Agent and the Lenders in any form or manner whatsoever and further releases Lenders Agent and the Lenders from and affirmatively waives any and all claims the Borrower may have against Lenders Agent and the Lenders from the beginning of time to the date hereof.

                  21. Except as expressly permitted by this Financing Agreement, the Borrower hereby agrees not to request an order of the Bankruptcy Court permitting it to use any cash Collateral pursuant to section 363 of the Bankruptcy Code while this Financing Agreement is in effect and the Obligations are outstanding, and waives and releases its rights to request such use of any cash Collateral.

                  22. REPLACEMENT OF NOTES. If a Note is lost, stolen, destroyed or mutilated, (i) in the case of a lost, stolen or destroyed Note, upon receipt by the Borrower of indemnity reasonably satisfactory to it, and (ii) in the case of a mutilated Note, upon surrender of such Note, the Borrower shall execute and deliver in lieu thereof a new Note, dated the date of the Note being replaced, in the same principal amount and otherwise of the same type and with the same information therein. The Borrower acknowledges that, if the holder of a Note that has been lost, stolen or destroyed is the payee thereof or any other financial institution of recognized responsibility, the holder's own agreement of indemnity shall be deemed to be satisfactory for the purposes of this provision.

                  SECTION 15. AGENCY.

                  1. THE LENDERS AGENT. Each Lender hereby irrevocably designates and appoints CITBC as Lenders Agent for the Lenders under this Financing Agreement and any Loan Document and irrevocably authorizes CITBC as Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and all Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Lenders Agent by the terms of this Financing Agreement and all Loan Documents together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, Lenders Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement or any other Loan Document.

                  2. DELEGATION OF DUTIES. Lenders Agent may execute any of its duties under this Financing Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

                  3. EXCULPATORY PROVISIONS. Neither Lenders Agent nor any of its officers, directors, employees, agents, or attorneysinfact shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Financing Agreement or any other Loan Document (except for its or such person's own gross negligence or willful misconduct), or responsible in any manner to any of the Lender(s) for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Financing Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Lenders Agent under or in connection with, this Financing Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement or any other Loan Document or for any failure of Borrower to perform its obligations thereunder. Lenders Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Financing Agreement or any other Loan Document or to inspect the properties, books or records of Borrower.

                  4. RELIANCE BY LENDERS AGENT. Lenders Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, an opinion of counsel to any Borrower), independent accountants and other experts selected by Lenders Agent. Lenders Agent shall be fully justified in failing or refusing to take any action under the Financing Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Required Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Lenders Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement or any other Loan Document in accordance with a request of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

                  5. NOTICE OF DEFAULT. Lenders Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Lenders Agent has received written notice from a Lender or the Borrower describing such Default or Event of Default. In the event that Lenders Agent receives such a notice, Lenders Agent shall promptly give notice thereof to the Lenders. Lenders Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until Lenders Agent shall have received such direction, Lenders Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking any such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lender(s).

                  6. NON-RELIANCE ON LENDERS AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither Lenders Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by Lenders Agent hereinafter taken, including any review of the affairs of Borrower shall be deemed to constitute any representation or warranty by Lenders Agent to any Lender. Each Lender represents to Lenders Agent that it has, independently and without reliance upon Lenders Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and made its own decision to enter into this Financing Agreement and any other Loan Document. Each Lender also represents that it will, independently and without reliance upon Lenders Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Financing Agreement or any other Loan Document and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of Borrower of any Person providing a guaranty of the obligations of Borrower hereunder. Lenders Agent, however, shall provide the Lender(s) with copies of all financial statements, projections and business plans which come into the possession of Lenders Agent or any of its officers, employees, agents or attorneys-in-fact.

                  7. INDEMNIFICATION. Each Lender agrees to indemnify Lenders Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), from and against such Lender's Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against Lenders Agent in any way relating to or arising out of this Financing Agreement, any other Loan Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by Lenders Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Lenders Agent's gross negligence or willful misconduct. The agreements in this paragraph shall survive the payment of the Obligations and the termination of this Financing Agreement.

                  8. LENDERS AGENT IN ITS INDIVIDUAL CAPACITY. Lenders Agent may make loans to, and generally engage in any kind of business with Borrower or any Person providing a guaranty of Borrowing obligations hereunder as though Lenders Agent were not Lenders Agent hereunder. With respect to its loans made or renewed by it or loan obligations hereunder as Lender, Lenders Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it were not Lenders Agent and the "Lender" and "Lenders" shall include Lenders Agent in its individual capacity.

                  9. SUCCESSOR LENDERS AGENT. Lenders Agent may resign as Lenders Agent upon 30 days' notice to the Lenders and such resignation shall be effective upon the appointment of a successor Lenders Agent. If Lenders Agent shall resign as Lenders Agent, then the Required Lenders shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of Lenders Agent including without limitation with respect to the perfection of the security interest in the Collateral and the term "Lenders Agent" shall mean such successor agent effective upon its appointment, and the former Lenders Agent's rights, powers and duties as Lenders Agent shall be terminated, without any other or further act or deed on the part of such former Lenders Agent or any of the parties to this Financing Agreement. After any retiring Lenders Agent's resignation hereunder as Lenders Agent the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Lenders Agent.

                  10. AMENDMENTS CONCERNING AGENCY FUNCTION. Lenders Agent shall not be bound by any waiver, amendment, supplement or modification of this Financing Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

                  11. LIABILITY OF LENDERS AGENT AND THE LENDERS. Lenders Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Lender to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document. The Obligations of each Lender hereunder are several and no Lender shall have any responsibility for the actions or inactions of any other Lender or be relieved of its own obligations by any failure of any other Lender to perform its obligations hereunder.

                  12. TRANSFER OF AGENCY FUNCTION. Without the consent of Borrower or any Lender, Lenders Agent may at any time or from time to time transfer its functions as Lenders Agent hereunder to any of its offices wherever located within the U.S., provided that Lenders Agent shall promptly notify the Borrower and the Lender(s) thereof.

                  13. WITHHOLDING TAXES. Each Lender will furnish to Lenders Agent and to Borrower such forms, certifications, statements and other documents as Lenders Agent or Borrower may request from time to time to evidence such Lender's exemption from withholding taxes imposed by any jurisdiction or to enable Lenders Agent or Borrower to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Lender is not created or organized under the laws of the United States of America or any state thereof, such Lender will furnish to Lenders Agent and to Borrower two copies of (i) Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender as evidence of such Lender's complete exemption from United States withholding taxes with respect to any payments of interest made hereunder in respect of any Loan or such Lender's commitment to make any Loan hereunder and (ii) new Forms 4224 or 1001, as applicable, or any successor forms thereto, upon the expiration or obsolescence of any previously entered form.



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                  SECTION 16. PARTICIPATIONS.

                  1. PARTICIPATIONS IN LETTER OF CREDIT GUARANTIES. Subject to the terms and conditions hereinafter set forth in this Section 16, CITBC hereby agrees to sell and each Lender hereby agrees to purchase a participation ("Participation") from CITBC in each Letter of Credit Guaranty to the extent of its Share (as such percentage may be reduced or otherwise modified from time to time in accordance with the terms of this Section 16).

                  Subject to the first paragraph of this Section, each Lender hereby irrevocably and unconditionally agrees to purchase and CITBC hereby agrees to sell and transfer to each Lender, an undivided fractional interest equal to such Lender's Share in each Letter of Credit Guaranty upon issuance thereof and each draw thereunder upon such drawing and the obligations of Borrower in respect of each such Letter of Credit Guaranty.

                  Each Lender will be entitled to receive its Share of all Letter of Credit Guaranty Fees paid by Borrower to CITBC. CITBC shall pay each Lender its Share of each Letter of Credit Guaranty Fee within 5 days of receipt by CITBC of such Fee.

                  2. SHARING IN COLLATERAL. In addition to the foregoing, each Lender hereby purchases, and CITBC hereby sells to each Lender, an undivided fractional interest equal to such Lender's Share in the interests of CITBC in the Collateral securing the Borrower's Obligations to CITBC in respect of the Letter of Credit Guaranties that are subject to such other Lender's Participations and all the other Loan Documents.

                  3. RELATIONSHIP FORMED. The relationship between CITBC (in its capacity as seller of Participations pursuant to this Section 16) and each Lender (in its capacity as purchaser of Participations pursuant to this Section
16) is and shall be that of a purchaser and seller of a property interest and not a creditor-debtor relationship or joint venture or financing relationship.

                  4. PROCEDURES. Whenever a draw shall be made under a Letter of Credit Guaranty and Borrower shall fail to reimburse CITBC therefor in accordance with this Agreement, CITBC will promptly notify each Lender regarding such draw as follows: (1) the date of such draw, and (2) the amount of such draw. Although CITBC shall be responsible for paying each such draw on each Letter of Credit Guaranty, each Lender shall bear its Share of the credit risk associated with each such draw. Accordingly, in the event that the amount of any such draw is not paid in full by or on behalf of Borrower when required in accordance with the terms of this Financing Agreement, for any reason, CITBC shall give prompt notice by telephone (promptly confirmed in writing) or telex to each Lender of such event. Upon receipt of such telephone or telex notice, each Lender shall cause to be transmitted to CITBC, to an account specified by CITBC, an amount in immediately available funds equivalent to its Share of such draw or payment.



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

                  5. COLLECTIONS AND REMITTANCES. Whenever CITBC receives any payment, interest, reimbursement, collection, or recovery on account of a Letter of Credit Guaranty whether from Borrower, the Collateral, or otherwise, it shall allocate such receipts between each Lender and CITBC pro rata, with each such Lender's percentage of the principal amount based on its Share.

                  6. RETURN OF PAYMENTS. If any payment received by CITBC and distributed or credited to a Lender is later rescinded or is otherwise returned by CITBC, as the case may be, for whatever reason (including, without limitation, settlement of an alleged claim), each such Lender, upon demand by CITBC, shall immediately pay to CITBC such Lender's Share of the principal amount so returned plus interest and/or commission on such amount at the rate be paid by CITBC. The covenants contained in this paragraph shall survive the termination of this Financing Agreement.

                  7. SHARING OF SETOFFS AND COLLECTIONS. Each Lender agrees that to the extent any payment is received by it on any of Borrower's obligations under a Letter of Credit Guaranty, whether by counterclaim, setoff, banker's lien, by realizing on Collateral or otherwise and such payment results in such Lender receiving a greater payment than it would have been entitled to under paragraph 5 above had the total amount of such payment been paid directly to CITBC, for disbursement according to that paragraph, then such Lender shall immediately purchase for cash from CITBC an additional Participation and a participation from the other Lenders in such Letter of Credit Guaranty (subject to the same terms and conditions provided for herein), sufficient in amount so that such payment shall effectively be shared pro rata with CITBC and the other Lenders in accordance with the amount, and to the extent, of their respective interests in the Letter of Credit Guaranties; provided, however, that if all or any portion of such payment is thereafter recovered from such Lender at any time, the purchase shall be rescinded and the purchase price returned to the extent of such recovery, but without interest or other return thereof.

                  8. INDEMNIFICATION; COSTS AND EXPENSES. To the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so, each Lender agrees to reimburse CITBC, against, and hold CITBC, harmless from, on demand, to the extent of each such Lender's Share of, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever (including, without limitation, disbursements necessary, in the judgment of CITBC, to preserve or protect the Collateral), that may at any time be imposed on, incurred by, or asserted against CITBC, in any way relating to this Financing Agreement, a Letter of Credit, the Letter of Credit Guaranties or any other Loan Document or other instrument relating to any of the foregoing, or the transactions contemplated thereby and hereby, or any action taken or omitted by CITBC, under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from CITBC's, gross negligence or willful misconduct. The covenants contained in this paragraph 8 shall survive the termination of this Financing Agreement.



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                  9. ADMINISTRATION; STANDARD OF CARE. CITBC will administer each Letter of Credit Guaranty and Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances. CITBC shall be entitled to use its discretion in taking or refraining from taking any actions in connection with any of the foregoing as if it were the sole party involved in any of the foregoing and no Participations existed.

                  Each Lender acknowledges that its Participations hereunder are without recourse to CITBC and that each such Lender expressly assumes all risk of loss in connection with its Participation in the Letter of Credit Guaranties, as if such Lender had directly provided such Letter of Credit Guaranty. CITBC shall have no liability express or implied, for any action taken or omitted to be taken by CITBC or for any failure or delay in exercising any right or power possessed by CITBC, under any of the Loan Documents except for actual losses, if any, suffered by any Lender that are proximately caused by CITBC's gross negligence or willful misconduct. Without limiting the foregoing, CITBC (1) may consult with legal counsel, independent public accountants, appraisers, and other experts, selected by CITBC and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such persons, (2) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, telegraph, telex, telecopy, TWX, or other telecommunication device) believed by CITBC to be genuine and correct and to have been signed, sent, or made by the proper person,
(3) makes no warranty or representation of any kind or character relating to Borrower or any Person providing a guaranty of Borrower's Obligations under this Financing Agreement, or the Collateral, and shall not be responsible for any warranty or representation made in or in connection with any of the Loan Documents, (4) makes no warranty or representation as to, and shall not be responsible for the correctness as to form, the due execution, legality, validity, enforceability, genuineness, sufficiency, or collectability of any of the Loan Documents, for any failure by Borrower or any other Person to perform its obligations thereunder or under a guaranty of Borrower's Obligations under this Financing Agreement, for Borrower's use of the proceeds therefrom, or for the preservation of the Collateral or the loss, depreciation, or release thereof, (5) makes no warranty or representation as to, and assumes no responsibility for, the authenticity, validity, accuracy, or completeness of any notice, financial statement, or other document or information received by CITBC, or any Lender in connection with, or otherwise referred to in, any of the Loan Documents, and (6) shall not be required to make any inquiry concerning the observance or performance of any agreement contained in, or conditions of, any of the Loan Documents or under a guaranty of Borrower's Obligations under this Financing Agreement, or to inspect the property, books, or records of Borrower or any other Person.

                  Notwithstanding the provisions of the first paragraph of this paragraph 9, CITBC agrees that it will not knowingly take any of the following actions without the written consent of each Lender: (1) extend the time of payment on Borrower's obligations to CITBC with respect to any of the Letter of Credit Guaranties for more than thirty (30) days after any due date or (2) reduce the fees charged for the Letter of Credit Guaranties. CITBC shall be fully justified in failing or refusing to take any action under



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any of the Loan Documents unless it shall first receive such advice or concurrence of the Lenders as CITBC shall deem appropriate.

                  CITBC may lend money to, accept deposits from, and generally engage in any kind of business with Borrower or any other Person to perform its obligations thereunder or under a guaranty of Borrower's Obligations under this Financing Agreement as freely as though no Participations had been granted to a Lender.

                  10. INDEPENDENT INVESTIGATION BY THE LENDERS. Each Lender acknowledges (1) that it has made an informed judgment with respect to the desirability of purchasing Participations in the Letter of Credit Guaranties,
(2) that CITBC has not made any representations or warranties to such Lender and that no prior or future act by CITBC shall be deemed to constitute a representation or warranty of CITBC and (3) that such Lender has independently, without reliance upon CITBC, and based on such information as such Lender has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial condition, and general creditworthiness of the Borrower and any Person providing a guaranty of Borrower's Obligations under this Financing Agreement, made its own analysis of the value and lien status of any Collateral, and made its own decision to execute this Financing Agreement and thereby purchase Participations in accordance with this Financing Agreement. Each Lender agrees that, independently and without reliance upon CITBC or any representations or statements of CITBC, and based on such information as such Lender deems appropriate at the time, it will continue to make and rely upon its own credit analysis and decisions in taking or not taking any action under this Article 16 or any of the Loan Documents.

                  SECTION 17. REAFFIRMATION.

                  The Borrower acknowledges and confirms its Obligations to Lenders Agent and the Lenders arising out of, in connection with or as a consequence of the Pre-Petition Agreements and other Loan Documents. To the extent this Financing Agreement amends the Pre-Petition Agreements, the Pre-Petition Agreements are amended, and to the extent this Financing Agreement restates the Pre-Petition Agreements, the Pre-Petition Agreements are restated. The Borrower also acknowledges that its Obligations under Revolving Loans that are deemed hereunder to be made as a result of any payment under any of the Pre-Petition Contingent Liabilities shall for all purposes be deemed to be Obligations of the Borrower arising after the Filing Date. The Borrower further acknowledges and confirms that each of Lenders Agent and each of the Lenders is entitled to all benefits of the security interest and liens granted under and pursuant to the terms of the Pre-Petition Agreements and any and all other Loan Documents. The Borrower hereby further acknowledges and confirms the validity, priority and extent of the security interests, liens and claims of Lenders Agent (for itself and for the Lenders) and the claims of Lenders in and to the Pre-Petition Collateral and waives its right to challenge the entitlements thereto of Lenders Agent and the Lenders, and acknowledges that such liens, security interests and claims are valid, enforceable, and binding and entitled to first priority as and against all other claims against the Pre-Petition Collateral, except for valid and perfected liens arising prior to and existing on the Filing Date. The



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Borrower hereby waives and releases any and all rights it may have to challenge the validity, extent and perfection of the liens, claims and security interests in and to the Pre-Petition Collateral of Lenders Agent and the Lenders, whether arising under the Loan Documents, this Financing Agreement, or otherwise.



                           [INTENTIONALLY LEFT BLANK]











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


                  IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed and delivered by their proper and duly authorized officers with effect as of the Filing Date. This Financing Agreement shall take effect as of the date set forth above after being accepted below by an officer of CITBC after which, CITBC shall forward to the Borrower a fully executed original for its files.

                                            Borrower:

                                            DEVLIEG-BULLARD, INC.



                                            By: /s/ Richard W. Sappenfield
                                                --------------------------------
                                                  Name:   Richard W. Sappenfield
                                                  Title:  President and Chief
                                                          Executive Officer


                                            Lenders Agent:



                                            THE CIT GROUP/BUSINESS CREDIT, INC.

                                            By: /s/ Renee M. Singer
                                                --------------------------------
                                                     Name:   Renee M. Singer
                                                     Title:  Vice President


                                            Lenders:



                                            THE CIT GROUP/BUSINESS CREDIT, INC.


                                            By: /s/ Renee M. Singer
                                                --------------------------------
                                                     Name:   Renee M. Singer
                                                     Title:  Vice President

                                            Initial Commitment: $3,750,000
                                            Adjusted Commitment: $18,750,000

                                            Address for Notices:
                                            The CIT Group/Business Credit, Inc.
                                            1211 Avenue of the Americas
                                            New York, New York 10036
                                            Attn:  Ben Landriscina

                                            BNY FACTORING LLC


                                            By: /s/ Anthony Vassallo
                                                --------------------------------
                                                     Name:   Anthony Vassallo
                                                     Title:  Vice President

                                            Initial Commitment: $2,250,000
                                            Adjusted Commitment: $11,250,000

                                            Address for Notices:
                                            BNY Factoring LLC
                                            1290 Avenue of the Americas
                                            New York, New York 10104
                                            Attn:  Sam Cirelli





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